                                                                                                                                                                                                                                                                                                                                                                                                        Filed pursuant to Rule 424(b)(3)
                                                                                                                                                                                                                                                                                                                                                                                                            Registration No. 333-176256

PROSPECTUS

10,000,000 Shares

MEGANET CORPORATION

Common Stock

We are registering 10,000,000 shares of common stock of Meganet Corporation, a Nevada corporation (“Meganet”), held by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares. We will pay all expenses incident to the registration of the shares under the Securities Act of 1933, as amended.

At the present time our common stock is currently not quoted on any exchange or listed in any listing venue. Until such time as our common stock is quoted on the OTC Bulletin Board or other quotation or trading or listing venue, all selling stockholders will sell at the stated fixed price of $10.00 per share. Thereafter the shares will be sold at prevailing market prices or privately negotiated prices.

We are an "emerging growth company" as defined in Section 101 of the Jumpstart Our Business Startups Act, or JOBS Act.

Investing in our common stock involves risks, which are described in the “Risk Factors” section beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2012.

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. The selling stockholders are not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements. The words “forecast”, “eliminate”, “project”, “intend”, “expect”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•	Our ability to achieve our business of producing and selling products;
•	Our ability to develop new products of interest to our client base;
•	Our ability to attract, retain and motivate qualified employees and management. The impact of federal, state or local government regulations;
•	Competition in the electronic defense technology industry;
•	Availability and cost of additional capital;
•	Litigation in connection with our business;
•	Our ability to protect our trademarks, patents and other proprietary rights;
•	Other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission

This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and our consolidated financial statements and accompanying notes. Any references to “Meganet”, “we”, “us” or “our” refer to Meganet Corporation, a Nevada corporation.

All disclosure in this prospectus is the responsibility of management.  Neither the SEC nor any other regulatory authority has certified or otherwise approved the offering or the offering disclosure documents including this prospectus.  Explanations by management of the registration process, including the fact that a registration statement is declared effective by the SEC, do not mean that the SEC has approved the offering or has determined that the disclosure in the registration statement is truthful or complete.

Our Business

Meganet is in the business of inventing, developing, producing and marketing data security, intelligence/counter-intelligence and military operational devices. Meganet’s products include among other things encryption devices, bomb jammers, communication interceptors, devices that render communications secure and spy phones. Meganet’s success is largely dependent upon selling products to the U.S. military and the U.S. intelligence agencies.

The purchasers of our products are predominantly governments and militaries which can create sporadic sales cycles typified by large purchases separated by low or quiet periods in between. For example, during times of war which can happen quickly, a country will have immediate need of products for military defense such as bomb jammers. During times of peace, bomb jammers may not be needed for many years. To the contrary, as a country develops and implements a long term homeland security strategy, it may put out bids for certain types of intelligence and counter-intelligence products that may stay out to bid for one to two years. These sales dynamics create times when the Company markets its products for many months without monthly revenue or cash flow. It also creates the potential circumstance of a large sale on the spur of the moment. Accordingly, sales and cash flow are difficult to predict with large sales always being a possibility with periods of low or no sales also being a possibility.

Our Offices

Meganet Corporation is a Nevada corporation organized on March 26, 2009. Our principal executive offices are located at 2510 E. Sunset Rd. Unit 5-777, Las Vegas, NV 89120. The telephone number of our principal executive offices is (702) 987-0087.

Our Website

Our Internet address is www.meganet.com. Information contained on our website is not part of this prospectus.

Emerging Growth Company Status

We are an "emerging growth company", as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements which are applicable to other public companies which are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligation regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. At this time, we shall not take advantage of any of these exemptions. If at any time we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date upon which we become a "large accelerated filer" as defined in Rule 12B-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date upon which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

The Offering

Shares of common stock offered by us: None.

Shares of common stock that may be sold by the selling stockholders: 10,000,000.

At the present time our common stock is currently not quoted on any exchange or listed in any listing venue. Until such time as our common stock is quoted on the OTC Bulletin Board or other quotation or trading or listing venue, all selling stockholders will sell at the stated fixed price of $10.00 per share. Thereafter the shares will be sold at prevailing market prices or privately negotiated prices.

Use of proceeds:

We will not receive any proceeds from the resale of the shares offered hereby, all of which proceeds will be paid to the selling stockholders.

Risk factors:

The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 7.

We will pay all expenses incident to the registration of the shares under the Securities Act.

Summary Financial Information

The tables and information below are derived from Meganet’s unaudited financial statements for the three month period ended June 30, 2012, and its audited financial statements for the years ended March 31, 2012, and March 31, 2011.

Balance Sheet Summary	June 30, 2012	March 31, 2012	March 31, 2011
	(Unaudited)	(Audited)	(Audited)

Cash	$92,164	$488	$89,584
Prepaid expenses	64,593	990	59,140
Property and equipment, net	1,127,675	1,242,615	1,458,258
Total assets	1,284,432	1,244,093	1,606,982
Total liabilities	845,950	565,722	287,195
Total stockholders’ equity	438,482	678,371	1,319,787

Statement of Operations Summary	Three Months Ended June 30, 2012	Year Ended March 31, 2012	Year Ended March 31, 2011
	(Unaudited)	(Audited)	(Audited)

Revenues	$1,161	$81,317	$386,203
Gross profit	1,055	45,765	235,194
Operating expenses	240,945	939,391	830,799
Net loss	(245,534)	(899,267)	(595,605)

There are no trends, events or developments that occurred during the three month period ended September 30, 2012, or from September 30, 2012 through the date of this prospectus that would indicate or would be a material departure from the financial information set forth in this prospectus.  Furthermore, there are no other undisclosed events or events likely to occur, of which management is aware, that would materially affect the business and/or financial information set forth in this prospectus.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

Meganet may cease as a going concern.

The report of our independent registered public accounting firm points out that the Company has suffered recurring losses, used significant cash in support of its operating activities and, based upon current operating levels, requires additional capital or significant restructuring to sustain its operation for the foreseeable future. The auditors therefore believe that it is possible that Meganet may cease as a going concern in which event it is possible that investors would lose their investments. Management estimates it will need $180,000 in additional capital to sustain business operations over the next twelve months.

At the present time Meganet does not have additional authorized securities that it may sell in order to raise additional capital.

It is possible that Meganet may need to sell stock in the next 12 months in order to raise additional working capital. At the present time, Meganet has 100,000,000 shares of common stock issued and outstanding which constitutes all of the equity capital that is authorized and that Meganet may issue. Accordingly, in order to sell additional stock, that stock would first require approval by Meganet’s board of directors and shareholders and certain filings would need to be made with the Office of the Secretary of State of the State of Nevada. This could have the effect of slowing down the ability to obtain additional funding in an expedited manner. However, management is committed to not increase the number of authorized shares but to obtain any additional needed capital by borrowing the same from the Company’s CEO, Mr. Saul Backal. This presents the risk that needed capital would not be available to the Company if something should happen to Mr. Backal or if for any reason he is not available to the Company for purposes of making the loans needed.

If we lose our government certification, we would lose the ability to market to the U.S. Military and federal agencies.

The U.S. military and U.S. federal agencies comprise almost our entire sales market. We have the right to market to these agencies because we are certified as a government supplier. If we should ever lose this certification, it is almost certain that our business would fail.

If we fail to convince the market place that we have competitive products, we will not be commercially successful.

Even if we are successful in designing products competitive to those of our competitors, it is an ongoing need for us to educate and convince the market place of that competitiveness. If we are unable to do so, we will not be able to achieve the market penetration necessary to remain commercially successful and our investors may lose their investments.

If third party manufacturers do not perform in a commercially reasonable manner, Meganet may not be successful.

The Company relies on third parties to manufacture the hardware components of its products while our software components and products are created in house by our CEO, Mr. Saul Backal. The Company does not have supply contracts with the hardware manufacturers and instead works on an order-by-order basis. By not having supply contracts, the Company runs the risk that its current suppliers of hardware components will opt to discontinue their relationship with the Company thereby interrupting the flow of hardware components and limiting the Company’s ability to operate its business. If alternative third party manufacturers could not be located in a timely manner, the Company would go out of business and investors would lose their entire investment.

Our primary competitors are large department of defense contractors who have established names, products and almost unlimited resources to develop new products.

There are approximately five dominant defense contractors in our industry. They include Lockheed Martin, General Dynamics, Northrop Grumman, Harris Corporation and ITT Corporation. They have been able to successfully launch their products, and penetrate the marketplace. While we hope to design and market products that are competitive with those offered by these contractors, there is no assurance that we will be able to do so. Unless we are able to persuade government agencies that we have products superior to those of these dominant defense contractors, we will be unable to generate sufficient sales of our products to continue to be successful. Further, these contractors have numerous contracts within the government and its agencies, who may be unwilling to switch their buying habits to our Company.

Claims by others that our products infringed their patents or other intellectual property rights could adversely affect our financial condition.

Any claim of patent or other proprietary right infringement brought against us would be time consuming to defend and would likely result in costly litigation, diverting the time and attention of our management. Moreover, an adverse determination in a judicial or administrative proceeding could prevent us from developing, manufacturing and/or selling some of our products, which could harm our business, financial condition and operating results. Claims against our patents may cost the Company significant expenses to defend and if our patents are not upheld, the Company may not be able to continue operations and the investors may lose their entire investment.

We may not be able to protect our patent rights, trademarks, and other proprietary rights.

We believe that our patent rights, trademarks, and other proprietary rights are important to our success and our competitive position. While we have patents and licenses with respect to certain of our products, there is no assurance that they are adequate to protect our proprietary rights. Furthermore, manufacturers in third world countries have a reputation for abusing such rights, which abuse is almost impossible to prevent. Accordingly, we plan to devote substantial resources to the maintenance of these rights. However, the actions taken by us may be inadequate to prevent others from infringing upon our rights which could compromise any competitive position we may develop in the marketplace.

Military and intelligence operations are government agencies which are subject to budgetary constraints, which may inhibit sales.

Government agencies are generally subject to budgets which limit the amount of money that they can spend on weapons and device procurement. It may be that although a government agency is interested in acquiring our products, it will be unable to purchase our products because of budgetary constraints. Further, the lead time for an agency acquiring new weapons and receiving approval to acquire them may delay sales to such agencies. Any such delay will have an adverse effect upon our revenues.

If we cannot retain or hire qualified personnel, our business could fail.

Our business is a technical and highly specialized area of the military and intelligence supply industry. We are dependent on the genius and skills of our CEO and founder Mr. Saul Backal. The loss of Mr. Backal could disrupt our research and development and product promotion activities. We believe that our future success will depend in large part upon our ability to retain the services of Mr. Backal or attract and retain highly skilled, scientific and managerial personnel to replace him if that ever became necessary. We face intense competition for these kinds of personnel from other companies and organizations. We might not be successful in hiring or retaining the personnel needed for our company to be successful.

Our CEO and founder, Mr. Saul Backal, is an at-will employee and could leave Meganet’s employ upon his own volition.

Mr. Backal has an employment contract with Meganet. However, the contract provides that Mr. Backal’s employment is at-will and that he can leave Meganet at any time should he decide to do so. Should Mr. Backal leave Meganet’s employ at this time or in the near future, it would be very disruptive to the immediate future economic prospects of Meganet and probably the long term economic prospects as well.

Because our common stock is not traded, your ability to sell your shares is limited

Our common stock is not traded or listed on any market. Consequently, the liquidity of our common stock is impaired and/or nonexistent. Any investors in our stock will only be able to liquidate their investment if we are successful in developing a market for our stock in the future.

Purchasers in this offering will experience immediate and substantial dilution of their investment.

We expect that the offering price per share of the shares being sold by the Selling Stockholders will exceed the net tangible book value per share of the outstanding common stock. Accordingly, purchasers of common stock in this offering would pay a price per share that exceeds the value of our assets after subtracting our liabilities.

We do not intend to pay any cash dividends on common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

We have never paid a cash dividend on our common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.

In the event Meganet’s common stock ever has a market price at below $5.00 per share, the stock will be subject to the “penny stock” rules of the SEC which could make transactions in Meganet’s stock cumbersome and may reduce the value of an investment in Meganet’s stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to Meganet, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of Meganet’s common stock and cause a decline in the market value of Meganet’s common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Certain statements in an investor update are inconsistent with disclosure on the prospectus cover page, which inconsistency could result in liability for the Company.

In an update to investors, the Company stated, “While it is our intention to go public, it is not a sure thing until it is done, and there is no guaranty we will succeed in the time frame we set or succeed at all.  The ultimate decision lies with the SEC. . . .  The reviewing members of the staff at the SEC assigned to our S-1 are the ones that eventually make the decision to declare the S-1 effective.  The Company can do everything in its power to bring about this result, but in the final analysis, it is the decision and authority of the SEC that grants us the privilege of having an effective S-1.”  These statements are inconsistent with the correct disclosure on the prospectus cover page which states, “Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.”  Accordingly, the statements in the investor update incorrectly suggest that the United States Securities and Exchange Commission (“SEC”) approves of the securities being registered.  If any investment decisions in the Company’s securities are made under the false assumption that the securities have been approved by the SEC in reliance upon the Company’s statements in the investor update, such investment decisions could lead to liability for the Company.

Meganet’s officers and directors own over 50% of Meganet’s shares of common stock and can effectively control Meganet’s affairs.

Meganet’s officers and directors own approximately 54% of Meganet’s shares of common stock. As a result, they are able to control matters requiring approval by Meganet’s shareholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. The officers and directors may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of Meganet, could deprive Meganet’s shareholders of an opportunity to receive a premium for their shares of common stock as part of a sale of Meganet and might ultimately affect the market price of Meganet’s common stock.

If the controlling shareholders sell a large number of shares all at once or in blocks, the value of Meganet’s shares would most likely decline.

The three officers and directors own approximately 54,000,000 of the 100,000,000 common shares that are issued and outstanding. Approximately 5,400,000 of those shares are being registered as a part of this registration and must be sold at a fixed price of $10.00 per share until such time as they are quoted on the OTC Bulletin Board or other quotation system or stock exchange. Meganet’s common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of large numbers of shares at any price may cause the market price to fall.

Information released by the Company during the pre-filing quiet period may result in liability to the Company and/or the Selling Shareholders.

The time period commencing with the beginning of the preparation of a registration statement including the audited financial statements that will be a part of the registration statement and ending when the registration statement is first filed with the SEC is known as the pre-filing quiet period.  During this quiet period there can be no offers or sales of the securities being registered or information given out that could be construed to be an offer of securities or information given out that could be construed to be a prospectus making an offer of securities.  Any violation of this quiet period is a potential violation of Sections 5 and 12 of the Securities Act of 1933 and is often referred to as “gun-jumping”.  A company violating these sections is subject to sanction by the SEC.  In addition, any stock sales resulting from gun-jumping are subject to rescission and other potential liability.  During the pre-filing quiet period in this registration the Company released information about the upcoming registration in violation of the pre-filing quiet period.  Any purchaser of stock in this Offering claiming he or she was wrongly influenced by information received during the quiet period could have recourse back against the Company and the applicable selling shareholder if the purchaser is damaged and can show loss causation.

Meganet’s sales are sporadic making it impossible to sustain a steady cash flow from month to month.

The purchasers of our products are predominantly governments and militaries which can create sporadic sales cycles typified by large purchases separated by low or quite periods in between. In the event Meganet does not have a larger sale over a long period of time, the Company will not have the business revenue necessary to sustain business operations without obtaining capital from sources other than from business operations.

Meganet’s business operations suffer in a down world economy.

Meganet’s clients are predominantly governments and militaries that often have budget cut backs during a down economy due to declines in tax revenue. Management believes Meganet’s sales have been less over the past several years than they otherwise would have been because of the down world economy. Unless the world economy improves, it is possible that it will be difficult for the Company to obtain larger product sales in the future.

During the pendency of the Registration Statement on Form S-1 of which this prospectus is a part, the Company posted statements on its website that were inconsistent with the information in the Registration Statement.

The Federal Securities Laws provide that statements to investors or potential investors by an issuer may not be inconsistent with the information provided in a registration statement.  Such inconsistent statements violate Section 12(a) of the Securities Act of 1933.  The Company posted tweets on its website predicting inaccurately when the Registration Statement would be declared effective and discussed market capitalization prior to a market existing for the Company’s stock.  Such inconsistencies are not appropriate and could result in liability for the Company.

USE OF PROCEEDS

Shares totaling 10,000,000 offered by this prospectus are being offered solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $10.00 per share offering price of our common stock was arbitrarily determined. It bears no relationship to our earnings, net worth or other objective criteria of value.

We will seek to engage a market maker to make an application in our behalf and apply for a listing of our common stock on the OTC Bulletin Board. There is no assurance that we will be successful in engaging a market maker or that our application will be approved. We intend to file a registration statement under the Securities Exchange Act of 1934 (the “Exchange Act”) in order that we become a reporting company under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If a market for our stock develops as a result of becoming listed on the OTC Bulletin Board, we anticipate the actual price of sale will vary according to the market for our stock at the time of resale.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

There is no “established trading market” for our shares of common stock. We are not listed on the OTC Bulletin Board nor the Pink Sheets of the Financial Industry Regulatory Authority (“FINRA”)” nor on any exchange. The Company has no common equity that is subject to outstanding options or warrants to purchase, or securities convertible into, common equity. The Company has 100,000,000 common shares issued and outstanding, 42,000,000 of which could be sold at this time pursuant to Rule 144 promulgated under the Securities Act.

Holders

As of October 24, 2012, the number of record holders of the Company’s common stock is 684.

Dividends

Holders of shares of common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available therefore. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of Meganet.

Securities Authorized for Issuance under Equity Compensation Plans

We have no equity compensation plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Business Operations

Meganet is focused on the development of data security solutions for enterprise, large organizations and corporations around the globe, including the U.S. Department of Defense, Military Intelligence and the Federal Government. The Company has developed and does develop products that it believes are attractive and important to these markets.

Working with government in a business capacity can be a long and arduous process. Governments and their agencies have constant budget restraints and lengthy product procurement processes. In many if not in most cases, a bidding process is required before an order for goods can be placed with a private supplier. Before products can be sold to the U.S. Government or to any of its agencies, the product and/or its supplier must be certified by the U.S. Government, which certification is not easy to obtain. From the time a product is developed until the time it is actually shipped to an agency in return for payment can be months if not years.

The financial statements that form part of this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent accountants that audited the financial statements observed that the Company requires capital for its contemplated operational and marketing activities and that the Company’s ability to raise additional capital through the future issuances of common stock is unknown and that the obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition to the attainment of profitable operations are necessary for the Company to continue operations. The independent accountants concluded that the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern.

Our management has been with Meganet from its inception and has in the past shepherded all software products from the development stage through the government procurement process to final delivery and payment. Management believes that despite the Company’s current illiquid position, the Company is in a strong position with respect to the upcoming 18 to 24 months of operations estimating Meganet has more than $10,000,000 of potential product sales in the so-called product pipeline. Being in the pipeline does not mean that product has necessarily been bought, sold or ordered. It does mean that products are somewhere in the bidding and/or procurement process and in management’s opinion have a reasonable chance of becoming orders, having a portion of those orders delivered and thereby producing collected revenues for the Company in material amounts within the next 18 to 24 months. Management reasonably expects 50% of the potential product sales in its pipeline to produce revenue. At the present time Meganet has confirmed sales to two third world countries, one in the amount of $30,000,000 and one in the amount of $25,000,000. However, Meganet has not received the up-front cash deposit for either order that it requires before Meganet will begin filling the order. It is the potential of these two orders that account for much of the $10,000,000 pipeline estimate set forth earlier in this paragraph.  These two orders have been delayed due to budgetary issues within the respective countries.

During parts of March and April, 2012, our CEO was in Asia for the purpose of confirming the $30,000,000 and the $25,000,000 product sales and scheduling a beginning to their implementation.  Implementation begins when Meganet receives an initial cash deposit in connection with an order and thereupon begins production of the product.  Implementation ends when the final product is delivered and paid for.  The cash deposit necessary to begin the implementation of each sale is $5,000,000.  Our CEO believes both deposits will be received before the end of March, 2013.  With regard to the $30,000,000 sale, the implementation will take 18 months.  The product for this sale will not be delivered and accepted until approximately 18 months after Meganet receives the cash deposit to begin work.  Accordingly, revenue for this sale will not be booked for 18 months after receipt of the initial deposit.  With regard to the $25,000,000 sale, implementation will take approximately 14 months.  In this case, product will be produced and delivered from time to time during the 14 month period.  The initial product delivery valued at more than $5,000,000 will take place approximately six months after the receipt of the $5,000,000 deposit.  Accordingly, the initial deposit of $5,000,000 will be booked as revenue upon the acceptance of that initial product shipment.  It should be noted that when the initial deposits are made is under the sole control of the countries to whom the sales have been made.

The confirmed sales to the two third world countries are for defense/security type products and were originally slated to be procured by the countries out of their respective defense budgets for the 2012 fiscal year.  However, in each case, the 2012 defense funds were spent by the countries on other priorities and the purchase of Meganet’s products were delayed until 2013.  Meganet has been told by each country that monies allocated in their 2013 defense budgets will be allocated to the purchase and the installation of Meganet’s products.  Management will initiate contact by phone with these countries in the first calendar quarter of 2013 to make timing arrangements for the payment of initial deposits and the subsequent delivery and installation of the products.  In the event the Company does not receive initial deposits by March 31, 2013, the Company will schedule a personal visit by the Company’s CEO to the countries during the second calendar quarter of 2013 to pursue the initial payments and to secure target dates for the delivery of the products.  It should be noted that Company management will make every effort to finalize these two sales through and including receipt of all payment and believes based upon information it has at this time that it will be successful.  However, until payment is actually received, there can be no guarantee that management will be successful  in these efforts.

Liquidity

At June 30, 2012, the Company had cash in the amount of $92,164 compared to $403,895 in accounts payable and accrued liabilities. On a monthly basis the Company has fixed expenditures including without limitation rent and salary in the approximate amount of $25,000. This $25,000 includes the $10,000 monthly salary of our CEO which he does not take but rather accrues if money is not available for payment of the salary. Taking this into consideration, the Company needs $15,000 per month which equals $180,000 for 12 months to sustain operations and estimates it will need $180,000 in additional capital to sustain business operations over the next twelve months. Our CEO will lend the full $180,000 to Meganet, if cash is not otherwise available within the Company. Two thirds or 67% of this amount will pay rent, approximately 13% will pay property taxes, approximately 5% will pay utilities, 10% will pay salary and the remaining 5% will pay for maintenance and miscellaneous office expenses such as mail and shipping expense and office supplies. During the three month period ended June 30, 2012, our CEO advanced to the Company the net amount of $307,026 to meet the financial needs of the Company and give the Company a net increase in cash for the period of $91,676.

It is common for companies to resolve illiquid positions by attempting to raise additional working capital through the sale of equity capital or short term borrowing from third parties. However, our management does not believe this will be necessary. Rather management believes there will be sales sufficient to cover the next 18 to 24 months of cash operating expenses; however, there can be no surety that anticipated sales will materialize.  Also, in the event that sales anticipated during the next 18 to 24 months are funded in the later end of the 18 to 24 month period, it will be necessary for the Company to procure additional operating capital during the early months of the next 18 to 24 month period.  In order to provide for this potential situation, our CEO has agreed to contribute additional amounts to capital as needed to cover operating expenses.

Background to Understanding the Financial Results for the Past Two Years

To understand Meganet’s financial results for the past two years, it is necessary to understand its sales cycle which is different from traditional companies that may have sales on a daily, weekly and/or monthly basis. Meganet’s sales cycle is highly sporadic as a result of its product lines and its customer mix.

Product Lines

Meganet is a technology company supplying world markets with products primarily instrumental in military defense, personal protection, data protection, home land security and other intelligence and counter-intelligence uses. Examples of products for these uses are bomb jammers and cell phone interceptors.

This product base lends itself to sporadic sales cycles for the following reasons. In times of war which can come upon a country quickly, a country will have immediate need of products for military defense uses such as bomb jammers. In times of peace, bomb jammers may not be needed for many years. To the contrary, as a country develops and implements a long term homeland security strategy, it may put out bids for certain types of intelligence and counter-intelligence products that it may leave out to bid for one to two years. To participate in such a bidding process, Meganet must maintain protectable state of the art technologies over a lengthy bidding process that it can deliver in quick fashion in the event it is awarded the bid for a particular product.

Customer Mix

Meganet’s focus is on government and military markets which has advantages and disadvantages. Advantages include the fact that governments have deep pockets and when they really need a product they can procure it and pay for it. Also, when a company such as Meganet has a technology that a government really needs, the product can sustain a large margin in the sales price. In addition, technology is often scalable. Once developed, products based upon a technology can bring close to a 100% return.

Disadvantages in selling to governments and militaries include the fact that there is fierce competition for these lucrative markets and large suppliers are notorious for using underhanded methods. Also, governments are subject to budgetary issues and budgetary crises and ever changing priorities for fixed budgeted funds. Governments have bidding requirements. This can be good and bad. Bidding does allow for companies such as Meganet to bid against the large suppliers. However, it makes for lengthy and unwieldy sales cycles that make it difficult to predict and sustain cash flow.

Examples Illustrative of Meganet’s Sales Cycle

A good way to understand Meganet’s sales cycle is to see examples of past sales. Meganet obtained its product base and its business plan from a company called Meganet Corporation, a California corporation (“Meganet California”). In 2002, Meganet California made a sale to the U.S. Department of Labor. After soliciting the U.S. Dept of Labor for over a year, Meganet California received a software order for $4,200,000. Development costs of the software had been expensed as they were incurred and since it was software it had no production cost. Therefore the sale was virtually 100% profit to the company at the time it was realized. However, in the 12 months leading to this sale, total sales were only $100,000.

Another example is Meganet California’s sale to the U.S. Department of Transportation (the “DOT”) in 2005. After pursuing a sale for only three months which would typically be just the beginning of a solicitation cycle, an internal security breach at the DOT heightened security concerns and it issued Meganet California a $10,000,000 contract immediately. In the 12 months prior to the sale, Meganet California had sales of under $1,000,000 dollars total.

A third example is a sale to the U.S. Department of Veteran Affairs (the “DVA”) in 2007. Meganet California had been soliciting the DVA’s business for three years trying to sell a biometric USB storage device without success. One day without prior notice, Meganet California was selected as the sole source provider of biometric USB storage devices nationwide to over 5,000 facilities. Like before, sales for the prior 12 months had been under $1,000,000.

Prior Two Years

For the past two years, Meganet has been working hard toward securing some large sales which it believes will materialize in the near future. However, the financial statements included in this prospectus show only sales totaling $1,161 for the three months ending June 30, 2012 and $81,317 for the year ending March 31, 2012.  However, this pattern of sporadic sales is typical for this Company.

Our sporadic sales cycle is not the only reason for the lack of sales in the prior two years. The global economic crisis has made many of our customers put purchases on hold. The U.S. government in particular has had many departments put projects on hold, cancel some existing projects and in many cases simply run out of budget for new products. Also in the private sector, the economic downturn has made the purchase of products like ours not a possibility at this time.

Meganet is a company that goes from one large sale to the next with low or quite periods in between.

Results of Operations for Fiscal Year Ended March 31, 2012

During the fiscal year ended March 31, 2012, Meganet realized gross profit of $45,765. This was offset by operating expenses of $939,391 resulting in a net loss of $899,267.  However, $505,668 of the operating expense was non-cash depreciation expense. Nevertheless there was an operating cash shortfall during the year. The shortfall was covered in part by a net increase in officer loans to the Company of $135,029.Even so, there was a negative net change in cash for the year in the amount of $89,096.

The Company’s revenue consists primarily of revenue from the sale of jamming and interceptor hardware and data security software. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred. For most of the Company’s product sales, these criteria are met at the time the product is shipped. The Company recognizes revenue from the sale of hardware products (e.g., jammers and cell phone interceptors) and software included with hardware that is essential to the functionality of the hardware, in accordance with general revenue recognition accounting guidance. The software inherent to the functionality of the hardware is inseparable from the hardware component and does not have a standalone fair market value.

The Company has no continuing obligations, such as providing software updates, subsequent to the delivery of its products. This is true of software products as well as of hardware products for which software is a component. Accordingly, revenue recognition takes place pursuant to the guidelines in the preceding paragraph without any adjustments that would otherwise be required because of an ongoing obligation to maintain software.

In addition to the software essential to the hardware that is sold, the Company sells off the shelf software to customers that is not related to the hardware that is sold. The Company recognizes revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) standalone sales of software and (ii) sales of software upgrades.

Generally, the Company requires customers to deposit 50% of the gross sales price upon execution of a formal intent to sell with the remaining 50% due upon delivery of the product. The Company records deferred revenue when it receives payments in advance of the delivery of products.

Comparison of the Fiscal Years Ended March 31, 2012 and 2011

Operating results for the fiscal years ended March 31, 2012 and 2011 yielded gross profit of $45,765 and $235,194 respectively, operating expenses of $939,391 and $830,799 respectively and net loss of 899,267 and $595,605 respectively.  The decrease in gross profit for  the year ended March 31, 2012 is indicative of the Company's sporatic sales discussed earlier in this prospectus making it impossible to forecast revenues or to sustain a steady flow of revenue from month to month.  The $108,592 increase  in operating expenses was a result of an increase of $61,808 in deprreciation expense and an increase of $87,784 in general and administrative expense, offset by a reduction of $28,723 in compensation expense. The $87,784 increase in general and administrative expense was due principally to expenses associated with the preparation of this registration statement and the associated financial statements and the auditing thereof.

Comparison of the Three Month Periods Ended June 30, 2012 and 2011

Revenues for the three month period ended June 30, 2012 totaled $1,161 compared to $44,102 for the three month period ended June 30, 2011. This fluctuation is due to the long governmental sales cycles discussed above.  During both time periods Meganet was working on procuring two large international sales contracts which it hopes to begin realizing revenue on by the end of March, 2013.  Operating expenses during the three month periods ended June 30, 2012 and 2011 were fairly uniform at $240,945 and $249,610 respectively.

Contractual Obligations

The Company has no long-term debt obligations, capital lease obligations, purchase obligations or other long-term liabilities other than the lease of its office and shop space for 60 months at $10,000 per month commencing January 1, 2010.

Off-balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

No Undiclosed Material Trends or Events

There are no trends, events or developments that occurred during the three month period ended September 30, 2012, or from September 30, 2012 through the date of this prospectus that would indicate or would be a material departure from the financial information set forth in this prospectus.  Furthermore, there are no other undisclosed events or events likely to occur, of which management is aware, that would materially affect the business and/or financial information set forth in this prospectus.

BUSINESS

History

Meganet was organized under the laws of the State of Nevada on March 26, 2009. On March 26, 2009, the Company issued 100,000,000 shares of common stock to the founding shareholders, valued at $0.021833 per share or $2,183,379 as consideration for equipment with a historical net book value of $2,205,365, liabilities of $50,000 and other net receivables of $28,104. The valuation was determined based upon the predecessor value of the assets and liabilities which were contributed to the Company in exchange for the shares of common stock. Each shareholder received the same number of shares held in the prior company. Meganet is an inventor, developer and marketer of data security, intelligence/counter-intelligence and military operational devices. Its customers include governments including the military of and the intelligence agencies of the United States and NATO as well as private enterprise.

Our Products

Meganet’s products are divided into five main categories.

Encryption

The Company is an assignee of patent rights (U.S. Patent # 6,219,421) to an encryption algorithm which has yet to be broken or compromised and which the Company believes is the most powerful on the market. Using this algorithm, the Company has developed a line of products using what Meganet calls Virtual Matrix Encryption or VME. These products have the capacity to protect data in biometric USB storage devices, computer files, email, chat, File Transfer Protocol (FTP), and more. VME also has digital signature applications and an electronic file shredder that allows for the secure shredding of confidential files, folders and disks.

Bomb Jamming

A bomb jammer prevents the detonation of an improvised explosive device (IED) also known as a roadside bomb. Meganet’s bomb jammers include motorcade applications for protecting convoys and soldier backpack applications for protecting foot patrols. Meganet has sold bomb jammers to the U.S. military, the U.S. intelligence agencies and for purposes of NATO applications. Meganet can also sell its bomb jammers outside the U.S. with a proper export license issued under the International Traffic in Arms Regulations (“ITAR”).

Communication Interception

The Company’s products include real-time cell phone, WiFi and other communication interceptors. Our client base for interceptors is the U.S. military and certain U.S. intelligence agencies and other countries and agencies of those countries upon obtaining the necessary export licensing under ITAR.

Secure Communications

The Company’s secure communication applications include encrypted cell phones, encrypted land lines, encrypted fax, encrypted PDA, encrypted radios, encrypted satellite phones and more. These are sold to and used by the U.S. military and select federal agencies and worldwide under ITAR licensing.

Intelligence/counter-intelligence Products

In addition to products already described in other categories, Meganet has a plethora of tools enabling the intelligence/counter-intelligence world to better perform its duties. In this realm, the Company provides bugs, bug detectors, bomb sniffers, miniature cameras and SPY and RAT phones. SPY phones include such functions as the carrier being able to activate the phone for purposes of recording and/or transmitting the proceedings of face to face meeting or conferences without any indication that the phone is active or has been activated. Also, other SPY phones allow for an outside party to activate a phone for the same purposes without even the carrier being aware that the phone has been activated.

Patents and Trademarks

As mentioned earlier, the Company is an assignee of patent rights (U.S. Patent # 6,219,421) to an encryption algorithm that supports Meganet’s encryption products. This patent was granted ten years ago and will therefore expire in April of 2021. Even after the expiration of the patent, Meganet will still be able to produce and sell the products based upon this patent. Meganet will just lose some of its competitive edge because others will also be able to use the technology after that time.

Meganet has also applied for patent protection on a technology it calls T-Sequence. A patent on this technology has not been granted but is pending. T-Sequence is also an encryption related technology. Meganet has one product at the present time based upon this technology.

Meganet has the following registered trademarks that it uses to identify its products and ideas in the marketplace: Secure Information is Power ™, Virtual Matrix Encryption ™, Meganet Corporation ™, Solutions for a Large Universe ™, VME ™, Ciphertext ™, Cipherlock ™, and Cipherfile ™.

Our Business Structure

Much of the value of our company and its products is based upon our intellectual property that provides, for example, the effectiveness of our encryption products and interceptor products. The intellectual property is normally in the form of software. The hardware such as USB storage devices or phones that we sell are typically comprised of off the shelf technology. However, when the hardware component is loaded with our proprietary software, the data on the storage device or the communications on the phones become encrypted to an extent that the product obtains it value. Though some of our intellectual property is protected by patent rights, much of it is protected by trade secrets. Accordingly, to protect our intellectual property from a rogue employee for example, access to our intellectual property is very limited within the Company.

The manufacturing of the hardware components of our products is conducted by independent third parties. We have no production contracts with these parties but rather order product via purchase orders when we have obtained an order from a client. We have manufacturers that over time we have come to trust, that deliver superior hardware product, whose identities we even consider as trade secrets. However, as stated previously, when the hardware product reaches us, it is superior product but does not go beyond what would be considered off the shelf technology. The software component that Meganet is assigned is then loaded into the product and shipped.

With the exception of the creation and production of our 59 software products which are created in house by our CEO, Mr. Saul Backal, many elements of our business operations from hardware manufacturing to sells to shipping are handled by third parties pursuant to purchase orders or invoicing without ongoing contractual arrangements. In this way, the Company has the flexibility to change suppliers as needed and the Company’s intellectual property is protected. Because of this, Meganet has only two employees. However, because of these two employees and the reliable third parties at the Company’s disposal, the ability of the Company to handle product orders is scalable and almost any size of a product order can be handled. It is possible that as the Company grows, additional employees will become necessary.

Marketing

Meganet actively markets its products. It is difficult, however, to track immediate results from specific marketing activities since our products typically have a long sales cycles. We market direct via a federal government GSA (U.S. General Services Administration) schedule, via a government SEWP (Solutions for Enterprise-Wide Procurement), via our website, via email, via electronic catalogs and domestic and international distributors.

We use database marketing to create personalized communications to customers or potential customers. We accumulate all data in the database and then use analytical tools to target a new product at the best matching customers or potential customers. We also use traditional marketing tools such as newspapers, TV interviews and mailings. We reach out with new products to potential markets through press releases and other trade show and/or media events. We network heavily with existing clients and potential clients that we know can benefit from new products or improved products we are bringing to market.

Competition

Our competition consists principally of other defense industry contractors. Of this group, the five that are among the largest and constitute our main competition are Lockheed Martin, General Dynamics, Northrop Grumman, Harris Corporation and ITT Corporation. Because of the effectiveness of the VME Technology that supports our encryption products and which is protected by U.S. Patent # 6,219,421, and the effectiveness of certain of our real-time interceptor products that to date, no one we know of has been able to duplicate, Meganet feels it does not have competition in relation to these products. However, because of the effectiveness of some of these products and because of their importance in military and intelligence applications, our markets in some products are limited to the U.S. military and certain federal agencies. However, with most of our products our market is worldwide after obtaining the necessary export license under ITAR. If these entities are not purchasing these products at a particular time or if we have supplied them all that they need at any particular time, our opportunity to sell product is limited, even if we do not have competition with respect to these products.

Government Regulation

The U.S. military and other federal agencies are almost the exclusive end-users of many of our products. To market to the military and these agencies, it is necessary that we have proper certifications from the U.S. government which we do have at this time. We are also subject to import/export laws which prohibit us from selling our products to anyone other than U.S. federal agencies and military unless we obtain proper export licensing under ITAR. It is necessary for us to continue to comply with these rules and regulations to which we are subject.

Research and Development

Our products have been and are development through the fertile and genius mind of our founder and CEO. When he conceives of a hardware component the Company needs in connection with a new product, he orders the hardware from one of the manufacturers in whom he has come to trust. If the manufacturer does not have the type of hardware needed as a ready product, the engineers of the manufacturer develop the product in order to fill the order to Meganet. Therefore the cost of the engineering work is included in the cost of the product to Meganet and is not borne directly by the customer. The cost of the development of the software by our CEO is merely a component of his salary. It is possible that the Company may outsource development work and incur research and development expense in that manner. However, it has not done so during the last two years. Our CEO spends 30% of his full working time on research and development. Accordingly, that is the amount of time spent by Meganet on research and development.
Properties

On January 1, 2010, the Company entered into a 60 month lease for its 10,000 square foot office and shop space located in Las Vegas Nevada. The lease required no security deposit and provides for monthly payments of $10,000. The lease provides for a 60 month renewal period at the expiration to the lease period which the Company anticipates to exercise.

Legal Proceedings

The Company is not involved in any legal proceedings.

MANAGEMENT

Executive Officers and Directors

Set forth below is certain information with respect to our executive officers and directors:

Name	Age	Position
Saul Backal	48	Chairman & CEO
Merav Backal	45	Vice President & Director
Orna Mizrahi	44	Treasurer & Director

Saul Backal

Saul Backal is our Chairman and CEO and has held these positions since the inception of the Company on March 26, 2009. Prior thereto from 1997 to 2009, Mr. Backal was the Chairman and CEO of Meganet Corporation, a California corporation, which was also engaged in encryption, jamming, interception, biometric products and government & military products. With both companies, Mr. Backal was over management, organizational structure, finance, sales and marketing. Because of Mr. Backal’s intimate knowledge of Meganet, its products, clients, technologies and business operations, it is a natural fit for Mr. Backal to serve as Chairman of our board of directors.

Merav Backal

Merav Backal is vice president of the Company working with international sales, marketing, distribution, and production. She is also a director of Meganet. She has held this position since June, 2012. For approximately the past 20 years, Ms. Backal owned with her husband a large publishing house in Europe. This ownership has given Ms. Backal vast business experience in sales, marketing and international trade, all of which is helpful to our company and qualifies her as a member of our board of directors.

Orna Mizrahi

Orna Mizrahi is treasurer of the Company working with financial management and planning, accounting and controller duties. She has held this position since the inception of the Company in 2009. Prior thereto she held the same position in Meganet Corporation, the California corporation from 1999 to 2009. She is also a member of our board of directors. Ms. Mizrahi has worked as a CPA in Europe for approximately 20 years. During this time she has served as the controller for the European operations of large international companies including Sony Electronics, DES Electronics, and RAFA Pharmaceuticals. Because of this experience she is valuable to Meganet as treasurer and as a member of the board of directors.

Saul Backal and Orna Mizrahi are siblings.  Merav Backal is their sister-in-law.

Director Compensation

The Company does not compensate its directors for serving on the board of directors.

Executive Compensation

Summary Compensation Table

Name and principal position	Year	Salary ($)	Commissions($)	Stock Awards ($)	Total ($)
Saul Backal, CEO (1)	2012 2011 2010	$120,000 $120,000 $120,000	$9,168 $39,620 $193,835	$0 $0 $0	$129,168 $159,620 $313,835

(1)
Mr. Backal has an employment agreement which provides he is to receive a base annual salary of $120,000. In addition he is to receive 10% of the gross product sales he brings to the Company. Mr. Backal has declined to take earned compensation when the Company is not in a cash position to pay it. In 2010 Mr. Backal was paid $192,121 of his total compensation of $313,835 which means $121,714 was accrued. In 2011 Mr. Backal was paid $62,470 of his total compensation of $159,620 which means $97,150 was accrued.   In 2012 Mr. Backal had total compensation of $129,168 all  of  which was accrued.  However, during 2012 he received cash payment of $43,173 which was payment toward prior year compensationaccruals.  As of March 31, 2012, $304,859 of Mr. Backal’s total compensation was unpaid and accrued in current liabilities. Pursuant to his employment agreement, Mr. Backal is an at-will employee and may terminate his employment at any time. Also pursuant to his employment agreement, Mr. Backal has the authority to increase his own salary and the discretion to pay himself a bonus if he believes major progress in being made with the company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advances

Prior to inception on March 26, 2009, the former Meganet of California received an advance of $50,000 from the former president of the Company. The advance was used by the founding shareholders to purchase the equipment included in the initial capitalization of the Company (the Corporation as currently formed). This advance was unsecured, with no payment terms and did not provide for interest. During the year ended March 31, 2010, the Company repaid the advance in full, which included interest of $6,000 paid as a courtesy to the former officer.

Employment Agreement

As of October 24, 2012 the Company had only one employment agreement which was with the President and majority shareholder. The employment agreement stipulates that the President is to receive a base salary of $120,000 per annum. The agreement also contains a provision allowing for a commission to be paid equal to 10% of gross sales achieved by the President.

Director Independence

Meganet is not listed on a national securities exchange or in an inter-dealer quotation system which has independent director requirements. We have three directors, none of which are considered independent directors. The definition Meganet uses to determine whether a director is independent is NASDAQ Rule 4200(a)(15). A copy of that rule is attached to this filing as Exhibit 99.

VOTING SECURITIES AND PRINCIPAL HOLDERS

As of October 24, 2012, we had 100,000,000 shares of common stock outstanding, which are our only outstanding voting securities. The following table sets forth information regarding the beneficial ownership of our common stock as of October 24, 2012, by:

•	each person who is known by us to own beneficially more than 5% of our common stock;
•	each of our executive officers;
•	each of our current directors; and
•	all officers and directors as a group.
Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage

Saul Backal 2510 E. Sunset Rd. Unit 5-777 Las Vegas, NV 89120	51,625,050 Direct	52%
Roni Backal 2510 E. Sunset Rd. Unit 5-777 Las Vegas, NV 89120	1,000,000 Direct	1%
Orna Mizrahi 2510 E. Sunset Rd. Unit 5-777 Las Vegas, NV 89120	1,000,000 Direct	1%
All directors and executive officers as a group (3 persons)	53,625,050	54%

SELLING STOCKHOLDERS

This prospectus relates in part to the offer and sale from time to time by the selling stockholders of 10,000,000 shares of common stock that have been issued. There can be no assurance that the selling stockholders will sell any or all of their common stock offered by this prospectus. We do not know if, when, or in what amounts, the selling stockholders may offer the common stock for sale. Our common stock is not currently quoted in any current quotation medium. We will seek to engage a market maker to make an application in our behalf and apply for a listing of our common stock on the OTC Bulletin Board. There is no assurance that we will be successful in engaging a market maker or that our application will be approved. Furthermore, even if our common stock becomes listed on the OTC Bulletin Board, it is not known at this time if and when a market for our common stock will develop.

Selling Stockholders

The following table sets forth:

•	the names of the selling stockholders;
•	the number of shares of common stock owned by each of the selling stockholders;
•	the percentage of the class of common stock owned by each of the selling stockholders; and
•	the number of shares of common stock being offered by the selling stockholders in this prospectus.
•	the controlling person if not an individual
•	the way in which the stock was acquired

This table is based on information furnished to us by or on behalf of the selling stockholders. As of October 24, 2012 there were 100,000,000 shares of common stock outstanding. To the extent that any successor(s) to the named selling stockholder(s) wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

.

Selling Stockholder	Shares Beneficially Owned Before the Offering	Shares Being Registered	Shares Beneficially Owned After the Offering
			Number	Percentage
2005 Todd & Alexandra Leone Revocable Trust	30,300	3,030	27,270	*
Edward & June Abramson Family Trust	6,000	600	5,400	*
Jeff Ackerman	50,000	5,000	45,000	*
Kurt J. Ackerman	85,850	8,585	77,265	*
Jesse B. Adams	85,500	8,550	76,950	*
Trent D. Adams	35,125	3,512	31,613	*
Zion & Valerie J. Adani	16,667	1,666	15,001	*
Yitzhak Aharoni	13,000	1,300	11,700	*
Haim Ahroni	16,834	1,683	15,151	*
Yael Aizik	17,835	1,783	16,052	*
Barbara R. Aldridge	12,120	1,212	10,908	*
Allan Lipkowitz Revocable Living Trust	327,240	32,724	294,516	*
Ben Alter	346,944	34,694	312,250	*
Fred Alter	52,000	5,200	46,800	*
Kelly Michael Alton	26,260	2,626	23,634	*
Ambos Pty Ltd ATF Threlfall Superannuation Fund	10,000	1,000	9,000	*
Arie Lourie & Dina Lourie Trust	50,500	5,050	45,450	*
Dean S. and Etasha W. Arnold	5,050	505	4,545	*
Robert Paul & Cheng Shu Aronson	64,320	6,432	57,888	*
Yuval Atias	6,375	637	5,738	*
Aviv & Hana Avishay	46,250	4,625	41,625	*
Gideon Avrami	10,000	1,000	9,000	*
Azrieli Group LTD	100,000	10,000	90,000	*
B.A.S.K. Investment Assoc.	35,350	3,535	31,815	*
Bret Bacciocco	50,500	5,050	45,450	*
Ron Backal	1,000,000	100,000	900,000	*
Merav Backal (1)	1,000,000	100,000	900,000	*
Saul Backal (1)	51,625,050	5,162,505	46,462,545	46.5%
Tova Backal	1,000,000	100,000	900,000	*
Harel & Sadowsky, Ronit Bahalul	12,500	1,250	11,250	*
Laith & Lisa M. Bakoo	50,500	5,050	45,450	*
Louie & Christina Bakoo	2,020	202	1,818	*
Saleem and Julie Bakoo	12,120	1,212	10,908	*
Altug Bal	10,000	1,000	9,000	*
Zohar & Bali, Galit Loeb Bali	10,000	1,000	9,000	*
Moises Banuelos	25,000	2,500	22,500	*
Anat Barashy	10,050	1,005	9,045	*
Calvin Barnes	28,140	2,814	25,326	*
Robert or Teri Barros	5,050	505	4,545	*
Ben Bass	60,600	6,060	54,540	*
Michael B., SEP Batlan	18,938	1,893	17,045	*
Amir Bazak	5,000	500	4,500	*
Mauricio Becerra	25,250	2,525	22,725	*
James F. & Ama E. Beeler	101,000	10,100	90,900	*
Isaac Behar	175,000	17,500	157,500	*
Paraskevi Belogianneas	12,500	1,250	11,750	*
Scotty & Janie Bem	40,400	4,040	36,360	*
Menashe Ben Zur	10,000	1,000	9,000	*
Banjamin Benakote	120,000	12,000	108,000	*
Ziv Ben-Dor	12,500	1,250	11,250	*
Yochanan Ben-Ner	336,667	33,666	303,001	*
Chad M. Bennett	5,025	502	4,523	*
Eli Ben Zur	80,000	8,000	72,000	*
Razu & Arueka Bergman	12,625	1,262	11,363	*
Loie M. Bering	16,667	1,666	15,001	*
Elon Berk	7,500	750	6,750	*
Robert Beutum	20,200	2,020	18,180	*
Ilona Beutum	5,050	505	4,545	*
Joseph G. Binder	12,500	1,250	11,250	*
Heidi M. Blair	53,000	5,300	47,700	*
Mila or Paul Blinder	82,063	8,206	73,857	*
David Blumberg	37,500	3,750	33,750	*
Jaime Bocanegra	1,000	100	900	*
Boomerang Capital Pty Ltd.	30,300	3,030	27,270	*
Caroline Botsford	25,125	2,512	22,613	*
Kenneth J. Bowman	74,385	7,438	66,947	*
Kenneth J. Bowman	5,000	500	4,500	*
Kenneth J. Bowman	615	61	554	*
Dale A. Bradley	5,050	505	4,545	*
Larry R. Bradley	3,125	312	2,813	*
Brian Brassil	244,425	24,442	219,983	*
Donna F. Brassil	35,014	3,501	31,513	*
Jerry L. Bregman	801,158	80,115	721,043	*
John A. Brooks	16,667	1,666	15,001	*
Gerald Brost	10,000	1,000	9,000	*
Peter & Effie Brotsis	20,100	2,010	18,090	*
William Nelson Brotton	25,250	2,525	22,725	*
Therese Brown	10,000	1,000	9,000	*
William F. Brown	100,250	10,025	90,225	*
William F. Brown, as Trustee of the Brown Family Trust	50,250	5,025	45,225	*
Daivd M. & Nina Brubaker	45,000	4,500	40,500	*
Craig & Jodi Buda	101,000	10,100	90,900	*
Frank Buda	101,000	10,100	90,900	*
Edward F. Bukaty III	10,000	1,000	9,000	*
Ricky M. Bullard	62,950	6,295	56,655	*
Bulldog International Pty Ltd.	60,000	6,000	54,000	*
Patrick & Olivia Burke Francis	40,000	4,000	36,000	*
John Burrough	10,000	1,000	9,000	*
Wendell R. Burton	12,500	1,250	11,250	*
Avram Buso	250,000	25,000	225,000	*
Laverda Y. Butler	6,313	631	5,682	*
Roger A. Caccamo	36,438	3,643	32,795	*
Tommer Carmel	10,000	1,000	9,000	*
R.A. Carrington	50,000	5,000	45,000	*
Josh, Carsman	150,550	15,055	135,495	*
Annette & James Cassidy	12,500	1,250	11,250	*
John Casey or Doreen Cassidy	34,974	3,497	31,477	*
Arpad A. Chabafy	27,765	2,776	24,989	*
Christopher Cherry	16,834	1,683	15,151	*
Cesar Haim & Monica Chomski	50,500	5,050	45,450	*
Joe & Juli Clark	5,050	505	4,545	*
Tim & Toni Cloonan	20,000	2,000	18,000	*
Jennifer D. Coco	3,000	300	2,700	*
Irving Cohen	10,100	1,010	9,090	*
Jeff Cole	60,000	6,000	54,000	*
James Coleman	1,000,000	100,000	900,000	*
Deborah J. Collins	1,507,500	150,750	1,356,750	1.4%
Cindy L. Colombo	17,500	1,750	15,750	*
Michael A. Colombo	17,500	1,750	15,750	*
Traci Coltrane	3,000	300	2,700	*
Reginald Coopwood	50,000	5,000	45,000	*
Dave Cordone	5,050	505	4,545	*
Manuel Cornejo	12,500	1,250	11,250	*
David L. Cornella	101,000	10,100	90,900	*
Debbie Dubravka Cosic	12,500	1,250	11,250	*
David Couzin	12,575	1,257	11,318	*
Michael R. Crill	187,500	18,750	168,750	*
Cronus Enterprise, LLC	100,000	10,000	90,000	*
Anthony C. Cruz	10,000	1,000	9,000	*
Maria Luisa Cruz	100,000	10,000	90,000	*
Marlon H. Cryer	16,667	1,666	15,001	*
Gregory M. Curnutte	42,925	4,292	38,633	*
William B. Curnutte	5,050	505	4,545	*
Gaetano Cutarella	13,130	1,313	11,817	*
Melissa Dalton	10,000	1,000	9,000	*
Marc T. Dasen	18,485	1,848	16,637	*
Kym David	2,000	200	1,800	*
Mike Davidov	55,555	5,555	50,000	*
Joel D. Davidowski	63,968	6,396	57,572	*
John R. Davison	12,500	1,250	11,250	*
Ken Deifik	9,750	975	8,775	*
Bernard Demers	50,000	5,000	45,000	*
Antoinette Demonbreun	50,500	5,050	45,450	*
Zigi & Lauren Dromy	15,000	1,500	13,500	*
Errol Derman	20,100	2,010	18,090	*
Mattew H. Deters	2,000	200	1,800	*
Eduardo Diaz	4,000	400	3,600	*
Shah Dilip	50,500	5,050	45,450	*
Phong Dinh Ngo	25,000	2,500	22,500	*
Alan J. & Melody M. Ditter	3,000	300	2,700	*
Thomas J. Dobbins	16,666	1,666	15,000	*
Bitton & Shelomo Tobol Dror	18,750	1,875	16,875	*
Michael B. & Jennifer Duffy	10,000	1,000	9,000	*
Elizabeth Mary Dunn	50,500	5,050	45,450	*
Scott Eaker	10,050	1,005	9,045	*
Diane M. Earle	50,500	5,050	45,450	*
EB Inc., DBA Trust Plumbing	12,500	1,250	11,250	*
Barbara Shirley Eckert	10,000	1,000	9,000	*
Fred J. Eckert	150,000	15,000	135,000	*
Gerald Eckert MD	10,000	1,000	9,000	*
Thomas F. Eckert	10,100	1,010	9,090	*
Michael G. Eckman	12,625	1,262	11,363	*
Nissim Edri	266,000	26,600	239,400	*
Edward D. Jones & CO. Custodian FBO Eric R Von Borstel SEP	38,750	3,875	34,875	*
Peter Eggmann	50,500	5,050	45,450	*
Aharon Elchanan	60,000	6,000	54,000	*
Eleni & Demetrias Pantazis Family Trust	40,400	4,040	36,360	*
Dosit Eli	5,000	500	4,500	*
John J. Ellegate	450,000	45,000	405,000	*
James Ellison	80,400	8,040	72,360	*
Michael Engbrecht	17,170	1,717	15,453	*
Shawn Engbrecht	11,195	1,119	10,076	*
Kenneth G. Enochs Jr.	10,000	1,000	9,000	*
Brenda L. & Karl F. Esengard	3,333	333	3,000	*
Dennis D. Estrada	6,250	625	5,625	*
Frank J. Estrada	130,000	13,000	117,000	*
Becky Etcheverry	12,500	1,250	11,250	*
Jerry Lee Evans Jr.	10,200	1,020	9,180	*
Jerry Lee Sr. & Ruth Ann Evans	71,710	7,171	64,539	*
Amnon Even	62,500	6,250	56,250	*
Ray Fadich	50,000	5,000	45,000	*
Steven A. Farah	17,170	1,717	15,453	*
Benjamin Farkash	15,625	1,562	14,063	*
Sharon Fashempour	9,333	933	8,400	*
Charles Schwab Co. Inc. FBO Ronald J. Hauer IRA	10,000	1,000	9,000	*
Stephen Marco Fea	111,166	11,116	100,050	*
Eran Feig	12,751	1,275	11,476	*
Frank Feldman	26,934	2,693	24,241	*
Robin Ferris	10,000	1,000	9,000	*
Nancy & Vernon JR. Field	20,000	2,000	18,000	*
Thomas M. or Julie J. Field	10,000	1,000	9,000	*
Darrell Forgey	8,333	833	7,500	*
Ronald Forgey	28,333	2,833	25,500	*
Frajnd Family Trust 3-14-05	12,625	1,262	11,363	*
Benjamin Freeman	40,400	4,040	36,360	*
Eliana Freeman	20,000	2,000	18,000	*
Gary Freeman	303,000	30,300	272,700	*
Jonathan Freeman	12,000	1,200	10,800	*
Leela Freeman	20,000	2,000	18,000	*
Marc Freeman	120,000	12,000	108,000	*
Ian & Julia Freitor	10,000	1,000	9,000	*
Ronald & Barbara Freshour	16,413	1,641	14,772	*
Gerald J. Fresonke	16,667	1,666	15,001	*
Alexander Fritz	60,300	6,030	54,270	*
Anne E. Fritz	14,070	1,407	12,663	*
Thomas M. Fritz	179,845	17,984	161,861	*
John S. & Jeanne A. Frost	48,480	4,848	43,632	*
Brad Fryman	10,000	1,000	9,000	*
Isabel Omayka Fuentes	10,050	1,005	9,045	*
Paul E. Fuller	50,000	5,000	45,000	*
Patricia A. Fusano	12,500	1,250	11,250	*
Meir & Laurie Gabbai	165,650	16,565	149,085	*
Rebekah Gamble	14,140	1,414	12,726	*
Cynthia Michelle Garvin	15,000	1,500	13,500	*
Richard J. & Lori L. Gascoyne	100,500	10,050	90,450	*
Navot Gasul	16,667	1,666	15,001	*
Felix Genkin	50,332	5,033	45,299	*
Antonio J. Gentile	20,000	2,000	18,000	*
Gregory A. Gereaux	101,000	10,100	90,900	*
Aylene Geringer	1,579	157	1,422	*
Michael Geringer	14,079	1,407	12,672	*
Richard Geringer	1,579	157	1,422	*
Johnny O. Gibbons	10,100	1,010	9,090	*
Terry L Jr. Giese	22,000	2,200	19,800	*
Melinda & Matthew Gins	20,200	2,020	18,180	*
David Gitis	7,500	750	6,750	*
Marilny & Brad Good	5,000	500	4,500	*
Bryan Good	20,100	2,010	18,090	*
Diane or William Good	10,100	1,010	9,090	*
Renee & John Good	20,200	2,020	18,180	*
Robert Le Roy or Susan Lynn Good	34,270	3,427	30,843	*
Tom G. or Kathleen M. Good	15,150	1,515	13,635	*
Sandra L. Goodwin	12,500	1,250	11,250	*
Donald J. Gormley	1,267,500	126,750	1,140,750	*
Donald J. & Lynn E. Gormley	20,200	2,020	18,180	*
Ofer Gover	10,500	1,050	9,450	*
Hymie Green	65,325	6,532	58,793	*
Joyce Green	14,442	1,444	12,998	*
Daniel Morris Greenberg	4,040	404	3,636	*
Evan Jonah Greenberg	4,040	404	3,636	*
Lee & Rachel Greenberg	272,510	27,251	245,259	*
Marvin & Claire Greenberg	30,300	3,030	27,270	*
Yossi Grimberg	10,000	1,000	9,000	*
Richard G. & Jodie R Grimshaw	1,010	101	909	*
Stacey Grodski	16,667	1,666	15,001	*
Ron Grossman	10,500	1,050	9,450	*
Samuel A. Grossman	25,000	2,500	22,500	*
Valdis O. or Hinde Gubins	30,000	3,000	27,000	*
Maher Guirguis Guindi	1,050,000	105,000	945,000	*
Dmitry y. Gurovich	500,000	50,000	450,000	*
Ian Peter & Carol Anne Gunn	20,200	2,020	18,180	*
Shahar Habani	197,960	19,796	178,164	*
Dennis D. or Patricia Ann Hagele	10,000	1,000	9,000	*
Yosef Haim	25,000	2,500	22,500	*
Gary Jr. &Christy Hale	50,000	5,000	45,000	*
Uri & Ora Oli Halfon Trustees	56,111	5,611	50,500	*
Mark H. Hall	3,125	312	2,813	*
Jason Harden	12,500	1,250	11,250	*
Susan Harmon	17,500	1,750	15,750	*
Duncan Harrison	128,842	12,884	115,958	*
Fred M. & Sara-Linn Harwin	10,000	1,000	9,000	*
Carolyn A. Hauer	19,850	1,985	17,865	*
Karen S. Hayes	12,120	1,212	10,908	*
Eric and Melissa Heffler	12,625	1,262	11,363	*
Clifford Hein	70,350	7,035	63,315	*
Sean Hendifar	65,417	6,541	58,876	*
Karen Hermesh	6,313	631	5,682	*
Talia Hermesh	6,313	631	5,682	*
Bruce A. Hesselbach	20,000	2,000	18,000	*
Robert N. & Deborah R. Hesselbach	20,000	2,000	18,000	*
Troy Hilfiker	3,000	300	2,700	*
Mei Hui Ho	100,000	10,000	90,000	*
William Lee & Barbara M. Hodges	11,363	1,136	10,227	*
Danile C. & Melanie C. Hogan	25,000	2,500	22,500	*
Carol Wardlaw Holden	16,667	1,666	15,001	*
Sandra I. Hollander	12,500	1,250	11,250	*
Dennis Michael & Stephanie Ann Hom	200,000	20,000	180,000	*
Charlotte Horowitz	75,750	7,575	68,175	*
Crawford Hoss	45,450	4,545	40,905	*
Carol G. Hovsepian	12,625	1,262	11,363	*
Zakary and/or Heather Hubbard	20,100	2,010	18,090	*
Phil Huber	13,750	1,375	12,375	*
Nicholas Basil Hudson	13,837	1,383	12,454	*
Hummingbird Trust	285,180	28,518	256,662	*
Douglas W. Hunter	130,000	13,000	117,000	*
Eric L. Hutchings	45,000	4,500	40,500	*
Ivan G. Hyden	40,200	4,020	36,180	*
Eric Iannamico	8,333	833	7,500	*
C. Young Im	71,000	7,100	63,900	*
William C. Irish Jr.	25,125	2,512	22,613	*
Irwin Meyers C/O Meyers, Saxon & Cole	12,500	1,250	11,250	*
John F. Irwin	25,250	2,525	22,725	*
Russell J. & Sozanne E. Isham	50,753	5,075	45,678	*
Thomas S. Ishkanian	116,993	11,699	105,294	*
Scott H. & Maggie Shea Jacobs	26,950	2,695	24,255	*
Stephanie Jaehn	2,500	250	2,250	*
Jeffrey & Sandra Janes	20,500	2,050	18,450	*
Alan J. Jaskoski	1,250	125	1,125	*
Robert S. Jefferson	17,625	1,762	15,863	*
Patti Lyn Jerzy	10,000	1,000	9,000	*
Reuven Jerzy	16,667	1,666	15,001	*
Sharone Jerzy	10,100	1,010	9,090	*
James D. & Jeris C. Johnson	50,000	5,000	45,000	*
Robert Joseph	32,825	3,282	29,543	*
William D. Joseph	249,240	24,924	224,316	*
Henry & Maxine E. Kalin	20,200	2,020	18,180	*
Yossi Kandero	6,250	625	5,625	*
Edo Kanterowitsch	12,272	1,227	11,045	*
Kathy S. Kaprinyak	4,000	400	3,600	*
William S. & Dina M. Kase	21,834	2,183	19,651	*
Allan Katz	141,905	14,190	127,715	*
Yair and Debra Katzir	20,100	2,010	18,090	*
Eyal S. Kaufmann	12,500	1,250	11,250	*
Todd Kausrud	45,250	4,525	40,725	*
Dayana Kedem	5,000	500	4,500	*
Keller Trust Dated: 8/21/99	12,625	1,262	11,363	*
Alexander Kerman	30,300	3,030	27,270	*
Ken Kessler	40,200	4,020	36,180	*
Bernard Kiesel	205,367	20,537	184,830	*
Coral Kline	20,000	2,000	18,000	*
Heath L. Kline	30,500	3,050	27,450	*
Jeremy B. Kline	25,000	2,500	22,500	*
David J. Kludjian	168,670	16,867	151,803	*
Roger Klurfeld	50,000	5,000	45,000	*
Robert J. & Bette J. Knepp	10,100	1,010	9,090	*
Chris & Post, Eileen Kobus	12,625	1,262	11,363	*
Kristen E. Koch	20,200	2,020	18,180	*
Tom Kotarac	77,000	7,700	69,300	*
Koudanis Family Trust	42,925	4,292	38,633	*
John & Eugenia Koudanis	25,250	2,525	22,725	*
George Kravitz	50,000	5,000	45,000	*
Louis Krokover	12,625	1,262	11,363	*
Donald A. Kunda	26,934	2,693	24,241	*
Kevin & Julie Kunda	6,667	666	6,001	*
Tiffany Kunda	8,080	808	7,272	*
Adam Kunst	10,000	1,000	9,000	*
Natalia Kustovinov	25,000	2,500	22,500	*
Martin H. & Judith C. Katchai	73,670	7,367	66,303	*
Kathryn & Andreu Labrador	2,000	200	1,800	*
Damon J and Erin L LaCasella	5,000	500	4,500	*
Donald La Forest	50,180	5,018	45,162	*
Lana Lipkowitz Inc.	10,100	1,010	9,090	*
Lana Lipkowitz Inc. & Paul Goldberg	10,100	1,010	9,090	*
Robert Langbart	30,150	3,015	27,135	*
Moshe & Isac Lazarovits	177,013	17,701	159,312	*
Jason Leal	9,000	900	8,100	*
Carol Lee	56,100	5,610	50,490	*
Wayne Lee	9,000	900	8,100	*
Daniel M. Lent-Koop	11,883	1,188	10,695	*
Scott and Larra Leonardson	22,000	2,200	19,800	*
Roni Leuck	1,579	157	1,422	*
Melech Levi	12,500	1,250	11,250	*
Greg Levy	151,500	15,150	136,350	*
Harry S. & Rose E. Levy TTEE	101,000	10,100	90,900	*
Shay Levy	8,838	883	7,955	*
Perry B. & Bonnie R. Lewin	20,200	2,020	18,180	*
Myra F. Lewis	12,500	1,250	11,250	*
Jeff & Robin Lichtenstein	1,000,000	100,000	900,000	*
Robert Lichtenstein	45,000	4,500	40,500	*
Terry Lichtenstein	55,550	5,555	49,995	*
Jeff Lievense	20,100	2,010	18,090	*
Barbara A. Lilenfeld	22,330	2,233	20,097	*
Barbara M. Lilenfeld	27,100	2,710	24,390	*
Carol G. Lilenfeld	12,625	1,262	11,363	*
Linda Comfort, Trustee of the Bramy 1989 Living Trust	5,000	500	4,500	*
Sid Lipkowirz	20,000	2,000	18,000	*
Dennis Lipscomb	12,625	1,262	11,363	*
Steven E. & Sharon P. Littman	1,344	134	1,210	*
Aaron C. Loboda	1,200	120	1,080	*
Brandon T. Loboda	3,030	303	2,727	*
Christopher W. & Renee A. Loboda	35,071	3,507	31,564	*
Justin L. Loboda	2,100	210	1,890	*
Walter E & Monica S. Loboda	2,677	267	2,410	*
Augustin Lomeli	40,000	4,000	36,000	*
Michael J. & Stephanie J. Loomis	12,500	1,250	11,250	*
Loving Family Trust	16,834	1,683	15,151	*
Gabriel Luban	8,000	800	7,200	*
Alex Lvovsky	25,000	2,500	22,500	*
M. Scott Zillioux SEP IRA FCC As Custodian	40,000	4,000	36,000	*
James H. Jr & Kelly Mabry	75,955	7,595	68,360	*
Carl Macalalad	149,333	14,933	134,400	*
Oren Madar	30,000	3,000	27,000	*
ShaI Magdish	36,666	3,666	33,000	*
Dotty Malinsky	10,000	1,000	9,000	*
Nick L. & Dee Mallas	50,500	5,050	45,450	*
Joseph V. Maltese	70,700	7,070	63,630	*
Kosta & Lichtenstein, Terry Maltezos	45,450	4,545	40,905	*
Dino Daniel Mancinelli	90,900	9,090	81,810	*
Julie Mancinelli	26,260	2,626	23,634	*
Ricci Mancinelli	221,950	22,195	199,755	*
Carl J. Manfredi	4,040	404	3,636	*
Manios Family Trust	10,000	1,000	9,000	*
Gregory A. or Rae Ann Manship	20,200	2,020	18,180	*
Richard L. or Kathryn R. Manship	100,400	10,040	90,360	*
Donald Mantie	18,750	1,875	16,875	*
Kurt Aaron Mantie	12,500	1,250	11,250	*
Ovadya Mantsur	22,000	2,200	19,800	*
Brad March	20,000	2,000	18,000	*
Michel Margaritis	12,500	1,250	11,250	*
Zev Marmurstein	33,667	3,366	30,301	*
Patrick Marona	10,100	1,010	9,090	*
Ricardo Marquez	6,667	666	6,001	*
Harold M. & Marilyn Marshall	22,220	2,222	19,998	*
Sherry D. Martin	50,500	5,050	45,450	*
Mary E. Good Trustee	10,100	1,010	9,090	*
Michael Mascaro	20,000	2,000	18,000	*
Ana C. Mathis	8,693	869	7,824	*
James Mathis	2,000	200	1,800	*
Eliahu Matsliah	300,000	30,000	270,000	*
Erez Maya	10,000	1,000	9,000	*
Margaret E. Mayberry	5,000	500	4,500	*
Steven B. Mayberry	21,000	2,100	18,900	*
Timothy Sean Mayne	18,750	1,875	16,875	*
Loy A. Mayo	20,100	2,010	18,090	*
Mark McCullough	20,100	2,010	18,090	*
Patrick J. McInnis	100,000	10,000	90,000	*
David F. McKenzie	50,000	5,000	45,000	*
Mike Mecka	10,050	1,005	9,045	*
Ralph or Barbara Mecka	33,750	3,375	30,375	*
Darcey A. Meddings	12,626	1,262	11,364	*
Amish & Rajul Mehta	101,000	10,100	90,900	*
Howard D. & Rosemary E. Meinicove	12,625	1,262	11,363	*
Patricia Melton	12,625	1,262	11,363	*
Isidro Cid Mendez Jr.	12,500	1,250	11,250	*
Shauna & Tom Menner	2,020	202	1,818	*
Mitchell F. Mense	20,000	2,000	18,000	*
Christopher H. Mesbah	12,500	1,250	11,250	*
Eyal Messika	33,250	3,325	29,925	*
David J. & Cynthia C. Messing	51,284	5,128	46,156	*
Yaacov Jake Metzler	176,750	17,675	159,075	*
Shirley A. Meyer	80,400	8,040	72,360	*
John and Emi Hirose Meyers	12,000	1,200	10,800	*
Michael H. Decker & Michele Carkner-Decker	808	80	728	*
Jason Miller	5,000	500	4,500	*
Jaime Milstein	403,750	40,375	363,375	*
Mike or Michael I. Mintz	13,750	1,375	12,375	*
Frank Miraglia	18,938	1,893	17,045	*
Walter Miraglia	4,040	404	3,636	*
Mirimichi Investments PTY Ltd	10,100	1,010	9,090	*
L. P. Misuma	33,333	3,333	30,000	*
Iouri Mitchenko	10,000	1,000	9,000	*
David Mitshnik	100,000	10,000	90,000	*
Brian L. Mitteldorf	222,200	22,220	199,980	*
Robert & Peggy Mitteldorf	444,400	44,440	399,960	*
Avigdor Mizrahi	16,667	1,666	15,001	*
Orna Mizrahi (1)	1,000,000	100,000	900,000	*
Meir Mizrahi	33,668	3,366	30,302	*
Ali Motamedi-Rad	20,000	2,000	18,000	*
Bonnie Jean Moore	5,050	505	4,545	*
Sia Mormanis	8,333	833	7,500	*
Thomas J. III & Joanne O. Munger	17,675	1,767	15,908	*
Jim M. & Brenda K. Nabulsi	20,200	2,020	18,180	*
Zak & Elizabeth Nahmoulis	21,208	2,120	19,088	*
Alan Nanas	20,000	2,000	18,000	*
Herb Nanas	20,000	2,000	18,000	*
Rick Nanas	10,000	1,000	9,000	*
Shmuel Naparstek	10,000	1,000	9,000	*
Rami Navarro	60,000	6,000	54,000	*
Vaughn Nelson	6,000	600	5,400	*
Walter Netzke	32,685	3,268	29,417	*
Jerrold Newman	50,000	5,000	45,000	*
Hong N. Nguyen	633,040	63,304	569,736	*
William & Lupita Niccum	10,100	1,010	9,090	*
Howard P. Nichols	20,000	2,000	18,000	*
Norman Janes & Patricia M. Janes Living Trust	12,500	1,250	11,250	*
Erin Nowak	4,020	402	3,618	*
Michael F. & Elizabeth A. O’Brien	14,358	1,435	12,923	*
David P. O’Connor	50,000	5,000	45,000	*
Zareh Ohanian	20,000	2,000	18,000	*
Peter & Wendy Oillataguerre	5,000	500	4,500	*
Daniel E. Olander	7,215	721	6,494	*
Mathew J. O’Leary	31,984	3,198	28,786	*
Kerri Lee Oneill	10,000	1,000	9,000	*
Pacific West Management	1,900,000	190,000	1,710,000	1.7%
William J. & Margo J. Pagnini, Trustees	12,625	1,262	11,363	*
John and Cindy Pappas	4,242	424	3,818	*
Lance K. Paris	4,020	402	3,618	*
Charles Mack & Hattie E. Pate	20,200	2,020	18,180	*
Jeffrey Pedersen	12,625	1,262	11,363	*
Michael G. Pelaic	21,250	2,125	19,125	*
James J. Peot	10,000	1,000	9,000	*
Ronald B. Perelman, MD	25,000	2,500	22,500	*
Gal Peretz	10,000	1,000	9,000	*
Juan F. Perez	10,050	1,005	9,045	*
Robert B. Perkins	6,677	667	6,010	*
Dirk D. & Jeannine J. Perriseau	50,000	5,000	45,000	*
James M. Perrizo	12,500	1,250	11,250	*
John K. Perry	12,500	1,250	11,250	*
John M. Petote	631,250	63,125	568,125	*
Bertold W. Pfeifer	241,200	24,120	217,080	*
Karin Pfeifer	55,166	5,516	49,650	*
Dwyne B. Philippin	39,050	3,905	35,145	*
Myrna Picard	2,000	200	1,800	*
Robin Picard	8,000	800	7,200	*
Harve Pierre	12,625	1,262	11,363	*
James Reid Pint	50,500	5,050	45,450	*
David L. Pitts	20,000	2,000	18,000	*
Kellye Tarelka Pitts	20,000	2,000	18,000	*
Thomas Plummer	10,000	1,000	9,000	*
Posey Family Trust	30,300	3,030	27,270	*
Douglas F. & Windi L. Posey	13,000	1,300	11,700	*
Russ & Lauri Posey	10,100	1,010	9,090	*
Eleni Potouridou	13,750	1,375	12,375	*
Jeanne M. Powell	20,000	2,000	18,000	*
Allan H. & Judith M. Price	18,750	1,875	16,875	*
Myra Priskie	20,000	2,000	18,000	*
Linda Provencio	10,000	1,000	9,000	*
David L. Puckett	148,134	14,813	133,321	*
Paul D’arey Purtill	60,000	6,000	54,000	*
Amalia Michelle Quezada	4,000	400	3,600	*
Kobi & Golan Rabin	12,625	1,262	11,363	*
Josef & Mirit Rabinovitz	303,000	30,300	272,700	*
David J. Radis	12,500	1,250	11,250	*
Alen Rasidkadic	15,000	1,500	13,500	*
George & Dorothy Relyea	5,050	505	4,545	*
William T. Rhodes	97,750	9,775	87,975	*
Yolanda Ridoutt	16,667	1,666	15,001	*
Itzik & Sandra Rief	20,200	2,020	18,180	*
Bryan & Tamara Riley	5,000	500	4,500	*
Annakali Rimada	12,500	1,250	11,250	*
Robert Saxon C/O Meyers, Saxon & Cole	12,500	1,250	11,250	*
James E. Rock, Jr.	12,500	1,250	11,250	*
John Thomas Rogers Jr.	103,525	10,352	93,173	*
Reynoldo J. Roman	10,000	1,000	9,000	*
Roscious Pty Ltd.	20,000	2,000	18,000	*
Jason Rosenberg	4,500	450	4,050	*
Larry & Carla Rosenberg	26,333	2,633	23,700	*
Bert Rosenbluth	12,625	1,262	11,363	*
Bernice Ross	25,000	2,500	22,500	*
Joseph S. Rossi	50,500	5,050	45,450	*
Chad W. Roth	2,525	252	2,273	*
Shane V. Roth	7,070	707	6,363	*
Ron Rotschild	16,833	1,683	15,150	*
Ruck & Maul Pty Ltd ATF Johneales Family Trust	20,000	2,000	18,000	*
Jeff Ruiz	30,582	3,058	27,524	*
Jerry Ruiz	30,584	3,058	27,526	*
Julian Ruiz Jr.	10,500	1,050	9,450	*
Stephen E. Ruskowski	25,250	2,525	22,725	*
Hyung Ryu	17,500	1,750	15,750	*
Solomon Sadoun	33,666	3,366	30,300	*
Joe Salcedo	24,240	2,424	21,816	*
Alexandra F. Salomon	12,500	1,250	11,250	*
Amanda M. Salomon	12,500	1,250	11,250	*
Lenore S. Salamon	16,667	1,666	15,001	*
Michael S. Salomon	246,682	24,668	222,014	*
Scott M Saloon	12,500	1,250	11,250	*
Etty Scaglia	22,725	2,272	20,453	*
Mathias Scaglia	15,150	1,515	13,635	*
David Paul & Sherrie Ann Scheele	2,500	250	2,250	*
Julie Anne Schultz	9,343	934	8,409	*
Anthony J. & Mario A. Sciacca	52,500	5,250	47,250	*
Shawn & Candy Scranton	8,838	883	7,955	*
Anthony M. Servera	4,000	400	3,600	*
Moshe Shaked	60,600	6,060	54,540	*
Guy Shamir	12,625	1,262	11,363	*
Pinhas & Natalia Sharon	60,300	6,030	54,270	*
Ron Shashua	165,650	16,565	149,085	*
Lee Brent Shaw	60,000	6,000	54,000	*
David J. Sheen	12,500	1,250	11,250	*
Hillel Sheinfeld	12,500	1,250	11,250	*
Robert Shermin	58,333	5,833	52,500	*
Clifford Makr & Jacqueline Frances Sheridan	20,200	2,020	18,180	*
Jean Sherwood	5,050	505	4,545	*
Stewart or Deborah Sherwood	50,500	5,050	45,450	*
Edward Shim	12,500	1,250	11,250	*
Dotan Shoham	252,500	25,250	227,250	*
Chagay & Gila Shoval	12,625	1,262	11,363	*
Larry W. & Linda R. Shryer	12,120	1,212	10,908	*
Jonathan W. Shuken	54,167	5,416	48,751	*
Pamela Shuken	37,500	3,750	33,750	*
Victoria A. Shuken	66,667	6,666	60,001	*
Peter M. Shulman	110,500	11,050	99,450	*
Lie H. Sie	10,050	1,050	9,045	*
Joseph J & Elisabeth K Signor	101,000	10,100	90,900	*
Daniel H. Silver	12,500	1,250	11,250	*
Edwin & Cherie Silver	18,938	1,893	17,045	*
Robert & Judie Silver	60,400	6,040	54,360	*
Karleen I. Simons	50,250	5,025	45,225	*
Thomas Sinagra	20,200	2,020	18,180	*
Simon Singh	10,000	1,000	9,000	*
Michael V. Smalley	20,100	2,010	18,090	*
Leanna Smith	12,500	1,250	11,250	*
Michael D. Smith	100,000	10,000	90,000	*
Michael H. Sofia	20,000	2,000	18,000	*
Barbara Soony Mathes	8,333	833	7,500	*
Scott and Suzanne Soper	50,000	5,000	45,000	*
Todd & Katrina Spivek	2,000	200	1,800	*
Douglas & Churtchai Squire	12,500	1,250	11,250	*
Ann & William Sriro	1,000	100	900	*
Edna N. Statman	25,250	2,525	22,725	*
Scott A. Stave	80,000	8,000	72,000	*
Danny & Sharon Stefek	82,000	8,200	73,800	*
William A. Stephenson	80,400	8,040	72,360	*
Janice Stompro	12,500	1,250	11,250	*
Richard H. & Patricia Stoner	70,350	7,035	63,315	*
Nathaniel Swain	12,060	1,206	10,854	*
Chris Sweeney	10,000	1,000	9,000	*
Donald E. & Cindy L. Sweet	61,863	6,186	55,677	*
Todd & Jennifer Swendsen	20,200	2,020	18,180	*
Patricia Taber	12,625	1,262	11,363	*
David S. & Linda M. Tamura	100,500	10,050	90,450	*
Scott Tamura	261,300	26,130	235,170	*
John & Lisa Taraska	6,302	630	5,672	*
Cory Tauber	2,000	200	1,800	*
Sean Tauber	7,000	700	6,300	*
Richard S. Tenold	21,210	2,121	19,089	*
Richard S. Tenold	12,625	1,262	11,353	*
Shannon & Paty Terry	45,955	4,595	412,360	*
Joe Thabet	10,100	1,010	9,090	*
The Armored Group, LLC	100,000	10,000	90,000	*
The Rosen Family Trust	36,667	3,666	3,301	*
Stuart Thomas	20,100	2,010	18,090	*
Greg Thompson	6,312	631	5,681	*
Cathy Thompson	6,313	631	5,682	*
Alan Gregory Threlfall	20,000	2,000	18,000	*
Wayne & Marjorie F. Threm	70,700	7,070	63,630	*
Nicholas John Tomlin	40,400	4,040	36,360	*
Miguel Torres	33,666	3,366	30,300	*
Sean Treloggen	190,000	19,000	171,000	*
Chaim Troman	83,630	8,363	75,267	*
Joseph Scott Trotochau	40,000	4,000	36,000	*
H. David Turner	30,553	3,055	27,498	*
Herbert Joseph Turner	12,500	1,250	11,250	*
Vito Ungaro	141,310	14,131	127,179	*
James & Phoda Vandermeyden	9,000	900	8,100	*
Barry Lee Vanderveen	14,000	1,400	12,600	*
Alon Varsha	15,000	1,500	13,500	*
Rami Varsha	15,000	1,500	13,500	*
Jamie Peter Vasas	10,250	1,025	9,225	*
Gary K. & Cheri L. Virgin	20,000	2,000	18,000	*
Mark Volkov	33,668	3,366	30,302	*
Eric Von Borstel	503,455	50,345	453,110	*
James Earl Waolder	20,000	2,000	18,000	*
Marc D. Wallick	50,500	5,050	45,450	*
Josephine V. Walsh	8,417	8,417	7,576	*
John H. Walters	50,000	5,000	45,000	*
Roger E. Walters	101,000	10,100	90,900	*
Robert Scott Webb	4,000	400	3,600	*
Terrence & Margaret Weber	1,344	134	1,210	*
Dawn Weber	18,750	1,875	16,875	*
Barry Weiner	7,500	750	6,750	*
Michael Weiss	12,625	1,262	11,363	*
Aaron Werth	22,500	2,250	20,250	*
Andrew Davison West	123,725	12,372	111,353	*
Anita Westfall	98,834	9,883	88,951	*
Arnon & Rivka Wexler	12,500	1,250	11,250	*
Desley White	14,070	1,407	12,663	*
Billy Jack or Antoinet Whitley	50,500	5,050	45,450	*
Norman D. Whitsed	4,040	404	3,636	*
Melvin L. & Bette J. Wilkins	15,070	1,507	13,563	*
Robert P. Williams	12,500	1,250	11,250	*
Sally D. Wilson	25,000	2,500	22,500	*
William L. & Jo H. Wiltse	50,500	5,050	45,450	*
William S. Wiltse	41,410	4,141	37,269	*
Carl W. Winters Jr.	25,250	2,525	22,725	*
James C. & Donna L. Witkowski	10,000	1,000	9,000	*
Edgar Wolff	10,000	1,000	9,000	*
Irvin Wolff	10,000	1,000	9,000	*
Li-Mei Wong	70,700	7,070	63,630	*
Mei-Yuk Wong	25,000	2,500	22,500	*
Richard & Caryn Wood	50,000	5,000	45,000	*
Charles E. Woodrow	50,250	5,025	45,225	*
Hedy Woodrow	50,250	5,025	45,225	*
Robert K. & Shirley F. Worcester	202,000	20,200	181,800	*
Jessica J. Wright	24,400	2,440	21,960	*
Oren Yaacobi	22,500	2,250	20,250	*
Amram Yahalom	52,183	5,218	46,965	*
Patricia Ann Yelder	6,000	600	5,400	*
Karen Lani Yonemoto	30,300	3,030	27,270	*
Yaeook Yoon	12,500	1,250	11,250	*
Gil Zahavi	33,333	3,333	30,000	*
Uri Zahavi	55,555	5,555	50,000	*
Peter Zakurdaew	12,500	1,250	11,250	*
Zeolla Marble Company, Inc.	2,816,000	281,600	2,534,400	2.5%
Anthony B. & Mary E. Zeolla	1,676,200	167,620	1,508,580	1.5%
John A. & Rosalia B. Zeolla	280,800	28,080	25,920	*
Amy Zillioux	3,272	327	2,945	*
Eric & Sheri Zillioux	22,462	2,246	20,216	*
Erin P. Zillioux	2,525	252	2,273	*
M. Scott & Nan Dwyer Zillioux	25,083	2,508	22,575	*
Matthew W. Zillioux	2,525	252	2,273	*
Joshua & Rachel Zipp	10,000	1,000	9,000	*
Louis & Frances Zirille	5,050	505	4,545	*
Mark Zodda	25,250	2,525	22,725	*
Steve & Deborah Zografos	20,000	2,000	18,000	*
Asher & Ruth Zohar	222,200	22,220	199,980	*
Ronen Zour	190,833	19,083	171,750	*
Luba Zuk	22,725	2,272	20,453	*
Jonathan Zuk	269,597	26,959	242,638	*
Roie Zuk	10,000	1,000	9,000	*
Shonie Zuk	10,000	1,000	9,000	*
Neta Zuk	10,000	1,000	9,000	*
Amichai Zuntz	10,050	1,005	9,045	*

(*) Less than 1%
(1) This individual is an officer and director of the Company.

PLAN OF DISTRIBUTION

The Selling Stockholders (the “Selling Stockholders”) of the common stock (“Common Stock”) of the Company and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Until such time as our common stock is quoted on the OTC Bulletin Board or traded on the NYSE, AMEX or NASDAQ Small Cap Market or NASDAQ National Market System, all selling stockholders will sell at the fixed selling price of $10.00 per share. Thereafter the Selling Stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• settlement of short sales entered into after the date of this prospectus;
• broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
• a combination of any such methods of sale;
• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
• any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. “Short sale” is the name given to a transaction that takes place when a person believes a company’s stock price is about to go down. The person borrows from his broker or other individual shares of the company’s stock and sells the borrowed shares at the current price. After the price goes down, the person buys in the market, shares of the company’s stock at the reduced price and uses the purchased shares to replace the shares that were borrowed. As a result of the short sale, the person succeeds in buying low and selling high. The buying and selling are simply reversed in order. Short sales can have the effect of driving down the trading price of a company’s stock. If a stock price is falling and stockholders are selling short, stock purchases for the purpose of replacing borrowed shares further depress the market and encourages additional short selling. The net effect can be a downward spiral of the stock price of the company.

The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. It is our understanding that no Selling Stockholder has entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale or the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Although we intend to apply for listing of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If trading of our common stock does develop, the actual selling price will be determined by the market for our stock at the time of resale.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value. As of October 24, 2012, 100,000,000 shares of common stock were issued and outstanding. The outstanding shares of common stock have been duly authorized and are fully paid and non-assessable.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our capital stock entitled to vote on such action.

Warrants

As of October 24, 2012, Meganet has no warrants nor other derivative securities issued and outstanding.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, Pleasant Grove, Utah. These legal matters include that shares of common stock to be sold by the selling shareholders is validly issued, fully paid and non-assessable. Mr. Henrie's address is 3518 N. 1450 W., Pleasant Grove, Utah 84062. Mr. Henrie is licensed to practice law in the State of Nevada, the state in which Meganet is located and incorporated.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXPERTS

The audited financial statements as of March 31, 2012 and March 31, 2011 included in this prospectus have been audited by HJ & Associates, L.L.C., independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the common stock offered in this prospectus, reference is made to the registration statement.

Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-K and 10-Q respectively and current reports on form 8-K as needed. We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so. We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov. Our SEC file number is 333-176256.

MEGANET CORPORATION
BALANCE SHEETS

ASSETS
	June 30, 2012	March 31, 2012
Current assets:	(Unaudited)
Cash	$92,164	$488
Prepaid expenses	64,593	990
Total current assets	156,757	1,478

Property and equipment, net	1,127,675	1,242,615

Total assets	$1,284,432	$1,244,093

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$403,895	$430,693
Officer loans	442,055	135,029
Total current liabilities	845,950	565,722

Total liabilities	845,950	565,722

Stockholders' equity:
Common stock; $0.001 par value, 100,000,000 shares authorized and
100,000,000 and 100,000,000 shares issued and outstanding at June 30, 2012
and March 31, 2012, respectively	100,000	100,000
Additional paid-in capital	2,717,218	2,711,573
Accumulated deficit	(2,378,736)	(2,133,202)
Total stockholders' equity	438,482	678,371

Total liabilities and stockholders' equity	$1,284,432	$1,244,093

The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,
	2012	2011

Revenues	$1,161	$44,102

Cost of revenues	106	21,300

Gross profit	1,055	22,802

Operating expenses:
General and administrative	27,128	57,425
Depreciation	148,679	116,234
Compensation and related payroll taxes	35,138	43,611
Rent	30,000	32,340
Total operating expenses	240,945	249,610

Loss before other expenses	(239,890)	(226,808)

Other expenses
Interest expense	5,644	-

Loss before income taxes	(245,534)	(226,808)

Provision for income taxes	-	-

Net loss	$(245,534)	$(226,808)

Basic loss per common share	$(0.00)	$(0.00)

Basic weighted average common
shares outstanding	100,000,000	100,000,000
The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended June 30,
	2012	2011

Cash flows from operating activities:
Net loss	$(245,534)	$(226,808)
Adjustments to reconcile net loss to net
cash (used) provided by operating activities:
Depreciation	148,679	116,234
Imputed interest on officer loans	5,644	-
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	(63,603)	27,255
Increase in unearned revenue	-	2,356
Increase (decrease) in accounts payable and accrued expenses	(26,797)	7,341
Net cash (used) provided in operating activities	(181,611)	(73,622)

Cash flows from investing activities:
Purchase of fixed assets	(33,739)	(15,430)
Net cash used in investing activities	(33,739)	(15,430)

Cash flows from financing activities:
loans from officer	331,916	-
Repayment of officer loans	(24,890)	-
Net cash provided by financing activities	307,026	-

Net change in cash	91,676	(89,052)

Cash, beginning of period	488	89,584

Cash, end of period	$92,164	$532

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

1.	DESCRIPTION OF BUSINESS AND HISTORY

Description of business – Meganet Corporation, (the “Company” or “Meganet”) is focused on the development of data security solutions for enterprise, large organizations and corporations around the globe, including the U.S. Department of Defense, Military Intelligence and the Federal Government.  The Company’s data security solutions include a patented encryption algorithm which enhances security exponentially.  The Company out-sources the manufacture of its counter-IED products, including bomb jammers, dismounted backpack portable jammers and facility jammers.  The Company also develops and sells cell phone, satellite and wireless interceptors.  Other data security solutions include encrypted cell phones, land lines, fax, PDA, radio, and satellites. Intelligence and counter-intelligence solutions include the development of SPY and RAT phones and devices for intelligence gathering.  Counter-intelligence solutions include bugs, bug detectors, bomb sniffers, miniature cameras and digital video recorders.  The Company maintains technology development, executive and sales offices in Las Vegas, Nevada.

History – Meganet Corporation was incorporated in Nevada on March 26, 2009. Prior to the formation of the current entity, a now dissolved entity under the name Meganet Corporation was incorporated in California with common ownership and similar business objectives. The integration of the Company’s operations from the now dissolved California company to the Nevada company is considered a recapitalization due to the common ownership resulting in the assets and liabilities being recorded at a carryover basis as determined under accounting principles generally accepted in the United States of America. The former entity had been dissolved before incorporation on March 26, 2009.

2.	SUMMARY OF SIGNIFICANT POLICIES

Basis of presentation
These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances.  Actual results could differ from those estimates.

Cash and cash equivalents – Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days.  Cash equivalents are placed with high credit quality financial institutions and are primarily in money market funds.  The carrying value of those investments approximates fair value.

Revenue recognition – The Company’s revenue consists primarily of revenue from the sale of jamming and interceptor hardware and data security software.  The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred. For most of the Company’s product sales, these criteria are met at the time the product is shipped. The Company recognizes revenue from the sale of hardware products (e.g., jammers and cell phone interceptors) and software included with hardware that is essential to the functionality of the hardware, in accordance with general revenue recognition accounting guidance. The Company recognizes revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) standalone sales of software and (ii) sales of software upgrades.

Generally, the Company requires customers to deposit 50% of the gross sales price upon execution of a formal intent to sell with the remaining 50% due upon delivery of the product. The Company records deferred revenue when it receives payments in advance of the delivery of products.

Shipping costs – Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of revenue.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

2.    SUMMARY OF SIGNIFICANT POLICIES – (CONTINUED)

Software development costs – Research and development costs are expensed as incurred. Development costs of computer software to be sold, leased, or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company’s products are released soon after technological feasibility has been established. Therefore, costs incurred subsequent to achievement of technological feasibility are usually not significant, and software development costs have been expensed as incurred.

Costs of revenue – Cost of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs are not a significant portion of the cost of revenue.

Property and equipment - Property and equipment are stated at the lower of cost or fair value.  Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which do not exceed the lease term for leasehold improvements, as follows:

Description	Estimated Life
Equipment	5 years
Computers	5 years
Office furniture	7 years
Leasehold improvements	5 years

The estimated useful lives are based on the nature of the assets as well as current operating strategy and legal considerations such as contractual life. Future events, such as property expansions, property developments, new competition, or new regulations, could result in a change in the manner in which the Company uses certain assets requiring a change in the estimated useful lives of such assets.

Maintenance and repairs that neither materially add to the value of the asset nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the statements of operations.  There were no dispositions during the periods presented.

The Company evaluates its property and equipment and other long-lived assets for impairment in accordance with related accounting standards. For assets to be held and used (including projects under development), fixed assets are reviewed for impairment whenever indicators of impairment exist. If an indicator of impairment exists, the Company first groups its assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the “asset group”). Secondly, the Company estimates the undiscounted future cash flows that are directly associated with and expected to arise from the completion, use and eventual disposition of such asset group. The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. There were no impairments during the periods presented.

Income taxes – The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

2.     SUMMARY OF SIGNIFICANT POLICIES – (CONTINUED)

The Company recorded valuation allowances on the net deferred tax assets.  Management will reassess the realization of deferred tax assets based on the accounting standards for income taxes each reporting period. To the extent that the financial results of operations improve and it becomes more likely than not that the deferred tax assets are realizable, the Company will be able to reduce the valuation allowance.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Earnings (loss) per share – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued. There were no potentially dilutive securities outstanding during the periods presented.

Stock-based compensation – The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Concentration of credit risk – Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash with financial institutions with high-credit ratings.

Fair value of financial instruments – The carrying amounts reflected in the  balance sheets for cash, prepaid expenses, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items.

Recent Accounting Pronouncements – The Company has evaluated recent pronouncements through Accounting Standards Updates “ASU” 2012-02 and believes that none of them will have a material impact on the Company’s financial position, results of operations or cash flows.

3.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and has an accumulated deficit of $2,378,736 as of June 30, 2012.  The Company requires capital for its contemplated operational and marketing activities.  The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

Management anticipates that that there will be sales sufficient to cover the next 12 months of cash operating expenses; however, there can be no surety and anticipated sales will materialize. In order to mitigate the risk related with this uncertainty, the CEO has agreed to contribute additional amounts to capital as needed to cover operating expenses. Additionally, the Company plans to distribute additional shares of common stock in exchange for equity capital during the next 12 months.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

4.	PREPAID EXPENSES

Prepaid expenses consist of the following as of June 30, 2012 and March 31, 2012:

	June 30, 2012	March 31, 2012
Rent paid in advance	$63,900	$-
Insurance	693	990
	$64,593	$990

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of June 30, 2012 and March 31, 2012:

	June 30, 2012	March 31, 2012
Furniture and equipment	$2,568,904	$2,538,823
Leasehold improvements	91,698	88,040
Vehicles	5,500	5,500
	2,666,102	2,632,363
Less: accumulated depreciation	(1,538,427)	(1,389,748)
	$1,127,675	$1,242,615

Depreciation expense for the three month period ended  June 30, 2012 and 2011 was $148,679 and $116,234 respectively.

6.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following as of June 30, 2012 and March 31, 2012:

	June 30, 2012	March 31, 2012
Accounts payable	$32,737	$49,437
Accrued payroll	334,975	304,859
Accrued payroll tax	36,183	76,396
	$403,895	$430,693

7.	OPERATING LEASE

Lease obligations – On January 1, 2010, the Company entered into a 60 month lease for its 10,000 square foot office space located in Las Vegas Nevada.  The lease required no security deposit and provides for monthly payments of $10,000.  The lease provides for a 60 month renewal period at the expiration to the lease period which the Company anticipates to exercise. In negotiating the lease, the lessor agreed to add approximately $250,000 in leasehold improvements to the property. In exchange, the lessor also agreed to change the rate terms from 120 months at $5,000  per month to 60 months at $10,000 per month.  The remaining aggregate lease payments under the operating lease for the facilities as of June 30, 2012 are as follows:

2013                                               $   90,000
2014                                               $ 120,000
2015                                               $   90,000

Rental expense, resulting from operating lease agreements, for the three month period ending June 30, 2012 and 2011 was $30,000 and $32,340, respectively.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

8.	RELATED PARTY TRANSACTIONS

Officer loans – During the three month period ended June 30, 2012, the Company received net cash loans from the president in the amount  $307,026. As of  June 30, 2012 and June 30, 2011, the Company has received  total net loans in the amount of $442,055 and $0, respectively. All amounts loaned to the Company are unsecured, non-interest bearing and due upon demand by the president.

In accordance with FASB ASC 835-30 “Imputation of Interest” interest has been imputed on all loans  made to Company by the president. During the period ended June 30, 2012 and 2011, interest has been imputed and charged to additional paid-in capital in the amount of $5,644 and $0,  respectively.

Employment agreements – as of June 30, 2012 the Company had only one employment agreement which was with the President and majority shareholder. The employment agreement stipulates that the President is to receive a base salary of $120,000 per annum. The agreement also contains a provision allowing for a commission to be paid equal to 10% of gross sales achieved by the President. The total expense related to this agreement was $30,116 and $34,646 for the three month period ended June 30, 2012 and 2011, respectively. As of June 30, 2012, $334,975 of total compensation was unpaid and accrued in current liabilities.

The Company has accrued for unpaid payroll taxes related to these payroll expenses which amount to $36,183 as of June 30, 2012. These accruals do not include any interest or penalties related to the late status of these payments. Nonetheless, the Company anticipates that it will reasonably be able to negotiate the total past due amount of payroll taxes in order to effectively eliminate any penalties and interest.

9.	SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date through the issuance date of these financial statements in accordance with FASB ASC 855 and has determined there are no such events that would require adjustment to, or disclosure in, the financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Meganet Corporation
Las Vegas, Nevada

We have audited the accompanying balance sheets of Meganet Corporation as of March 31, 2012 and 2011, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meganet Corporation as of March 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses, used significant cash in support of its operating activities and, based upon current operating levels, requires additional capital or significant restructuring to sustain its operation for the foreseeable future. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of uncertainty.

/S/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
September 27, 2012

MEGANET CORPORATION
BALANCE SHEETS

ASSETS
	March 31, 2012	March 31, 2011
Current assets:
Cash	$488	$89,584
Prepaid expenses	990	59,140
Total current assets	1,478	148,724

Property and equipment, net	1,242,615	1,458,258

Total assets	$1,244,093	$1,606,982

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$430,693	$277,195
Unearned revenue	-	10,000
Officer loans	135,029	-
Total current liabilities	565,722	287,195

Total liabilities	565,722	287,195

Stockholders' equity:
Common stock; $0.001 par value, 100,000,000 shares authorized and
100,000,000 and 100,000,000 shares issued and outstanding at March 31, 2012
and March 31, 2011, respectively	100,000	100,000
Additional paid-in capital	2,711,573	2,453,722
Accumulated deficit	(2,133,202)	(1,233,935)
Total stockholders' equity	678,371	1,319,787

Total liabilities and stockholders' equity	$1,244,093	$1,606,982

The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
STATEMENTS OF OPERATIONS

	Years Ended March 31,
	2012	2011

Revenues	$81,317	$386,203

Cost of revenues	35,552	151,009

Gross profit	45,765	235,194

Operating expenses:
General and administrative	171,916	84,132
Depreciation	505,668	443,860
Compensation and related payroll taxes	154,084	182,807
Rent	120,000	120,000
Gain on sale of fixed assets	(12,277)	-
Total operating expenses	939,391	830,799

Loss before other income and expenses	(893,626)	(595,605)

Other income and expenses
Interest expense	5,641	-

Loss before income taxes	(899,267)	(595,605)

Provision for income taxes	-	-

Net loss	$(899,267)	$(595,605)

Basic loss per common share	$(0.01)	$(0.01)

Basic weighted average common
shares outstanding	100,000,000	100,000,000

The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2012	2011

Cash flows from operating activities:
Net loss	$(899,267)	$(595,605)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation	505,668	443,860
Gain on sale of fixed assets	(12,277)	-
Imputed interest on officer loans	5,641	-
Stock issued for services	-	12,500
Changes in operating assets and liabilities:
Decrease (increase) in prepaid expenses	58,150	(59,140)
Increase (decrease) in accounts payable and accrued liabilities	153,498	87,992
Increase (decrease) in unearned revenue	(10,000)	10,000
Net cash used in operating activities	(198,587)	(100,393)

Cash flows from investing activities:
Purchase of fixed assets	(51,957)	(135,143)
Proceeds from disposal of fixed assets	26,419	-
Net cash used in investing activities	(25,538)	(135,143)

Cash flows from financing activities:
Proceeds from issuance of stock	-	301,574
loans from officer	173,317	-
Repayment of officer loans	(38,288)	-
Proceeds from shareholder contributions	-	23,443
Net cash provided by financing activities	135,029	325,017

Net change in cash	(89,096)	89,481

Cash, beginning of period	89,584	103

Cash, end of period	$488	$89,584

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for
Non-cash investing and financing activities:
Common stock gifted by officer	$-	$1,903

Officer Contribution of fixed assets	$252,210	$-

The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED
MARCH 31, 2011 AND 2012

	Common Stock		Additional	Accumulated	Total Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Equity

Balance, March 31, 2010	100,000,000	$100,000	$2,116,205	$(638,330)	$1,577,875

Shares returned to treasury by majority shareholder	(1,902,928)	(1,903)	1,903	-	-

Options exercised	1,877,928	1,878	299,696	-	301,574

Issaunce of stock for services	25,000	25	12,475	-	12,500

Shareholder cash contributions	-	-	23,443	-	23,443

Net loss	-	-	-	(595,605)	(595,605)

Balance, March 31, 2011	100,000,000	100,000	2,453,722	(1,233,935)	1,319,787

Imputed interest on shareholder loans	-	-	5,641	-	5,641

Shareholder contributions of fixed assets	-	-	252,210	-	252,210

Net loss	-	-	-	(899,267)	(899,267)

Balance, March 31, 2012	100,000,000	$100,000	$2,711,573	$(2,133,202)	$678,371

The accompanying notes are an integral part of these financial statements.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND HISTORY

Description of business – Meganet Corporation, (the “Company” or “Meganet”) is focused on the development of data security solutions for enterprise, large organizations and corporations around the globe, including the U.S. Department of Defense, Military Intelligence and the Federal Government.  The Company’s data security solutions include a patented encryption algorithm which enhances security exponentially.  The Company out-sources the manufacture of its counter-IED products, including bomb jammers, dismounted backpack portable jammers and facility jammers.  The Company also develops and sells cell phone, satellite and wireless interceptors.  Other data security solutions include encrypted cell phones, land lines, fax, PDA, radio, and satellites. Intelligence and counter-intelligence solutions include the development of SPY and RAT phones and devices for intelligence gathering.  Counter-intelligence solutions include bugs, bug detectors, bomb sniffers, miniature cameras and digital video recorders.  The Company maintains technology development, executive and sales offices in Las Vegas, Nevada.

History – Meganet Corporation was incorporated in Nevada on March 26, 2009. Prior to the formation of the current entity, a now dissolved entity under the name Meganet Corporation was incorporated in California with common ownership and similar business objectives. The integration of the Company’s operations from the now dissolved California company to the Nevada company is considered a recapitalization due to the common ownership resulting in the assets and liabilities being recorded at a carryover basis as determined under accounting principles generally accepted in the United States of America. The former entity had been dissolved before incorporation on March 26, 2009.

2.	SUMMARY OF SIGNIFICANT POLICIES

Basis of presentation
These financial statements are presented in United States dollars and have been prepared in accordance with United States generally accepted accounting principles.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances.  Actual results could differ from those estimates.

Cash and cash equivalents – Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days.  Cash equivalents are placed with high credit quality financial institutions and are primarily in money market funds.  The carrying value of those investments approximates fair value.

Revenue recognition – The Company’s revenue consists primarily of revenue from the sale of jamming and interceptor hardware and data security software.  The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Product is considered delivered to the customer once it has been shipped and title and risk of loss have been transferred. For most of the Company’s product sales, these criteria are met at the time the product is shipped. The Company recognizes revenue from the sale of hardware products (e.g., jammers and cell phone interceptors) and software included with hardware that is essential to the functionality of the hardware, in accordance with general revenue recognition accounting guidance. The Company recognizes revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) standalone sales of software and (ii) sales of software upgrades.

Generally, the Company requires customers to deposit 50% of the gross sales price upon execution of a formal intent to sell with the remaining 50% due upon delivery of the product. The Company records deferred revenue when it receives payments in advance of the delivery of products.

Shipping costs – Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of revenue.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS

2.    SUMMARY OF SIGNIFICANT POLICIES – (CONTINUED)

Software development costs – Research and development costs are expensed as incurred. Development costs of computer software to be sold, leased, or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. The Company’s products are released soon after technological feasibility has been established. Therefore, costs incurred subsequent to achievement of technological feasibility are usually not significant, and software development costs have been expensed as incurred.

Costs of revenue – Cost of revenue includes raw materials, component parts, and shipping supplies. Shipping and handling costs are not a significant portion of the cost of revenue.

Property and equipment - Property and equipment are stated at the lower of cost or fair value.  Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which do not exceed the lease term for leasehold improvements, as follows:

Description	Estimated Life
Equipment	5 years
Computers	5 years
Office furniture	7 years
Leasehold improvements	5 years

The estimated useful lives are based on the nature of the assets as well as current operating strategy and legal considerations such as contractual life. Future events, such as property expansions, property developments, new competition, or new regulations, could result in a change in the manner in which the Company uses certain assets requiring a change in the estimated useful lives of such assets.

Maintenance and repairs that neither materially add to the value of the asset nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the statements of operations.  There were no dispositions during the periods presented.

The Company evaluates its property and equipment and other long-lived assets for impairment in accordance with related accounting standards. For assets to be held and used (including projects under development), fixed assets are reviewed for impairment whenever indicators of impairment exist. If an indicator of impairment exists, the Company first groups its assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the “asset group”). Secondly, the Company estimates the undiscounted future cash flows that are directly associated with and expected to arise from the completion, use and eventual disposition of such asset group. The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs. There were no impairments during the periods presented.

Income taxes – The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a more-likely-than-not realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS

2.     SUMMARY OF SIGNIFICANT POLICIES – (CONTINUED)

The Company recorded valuation allowances on the net deferred tax assets.  Management will reassess the realization of deferred tax assets based on the accounting standards for income taxes each reporting period. To the extent that the financial results of operations improve and it becomes more likely than not that the deferred tax assets are realizable, the Company will be able to reduce the valuation allowance.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.

Earnings (loss) per share – Basic earnings (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per common share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if potentially dilutive securities had been issued. There were no potentially dilutive securities outstanding during the periods presented.

Stock-based compensation – The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with FASB ASC 718-10 and the conclusions reached by the FASB ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by FASB ASC 505-50.

Concentration of credit risk – Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of cash. The Company places its cash with financial institutions with high-credit ratings.

Fair value of financial instruments – The carrying amounts reflected in the  balance sheets for cash, prepaid expenses, accounts payable and accrued expenses approximate the respective fair values due to the short maturities of these items.

Recent Accounting Pronouncements – The Company has evaluated recent pronouncements through Accounting Standards Updates “ASU” 2012-02 and believes that none of them will have a material impact on the Company’s financial position, results of operations or cash flows.

3.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses since inception and has an accumulated deficit of $2,133,202 as of March 31, 2012.  The Company requires capital for its contemplated operational and marketing activities.  The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

Management anticipates that that there will be sales sufficient to cover the next 12 months of cash operating expenses; however, there can be no surety and anticipated sales will materialize. In order to mitigate the risk related with this uncertainty, the CEO has agreed to contribute additional amounts to capital as needed to cover operating expenses. Additionally, the Company plans to distribute additional shares of common stock in exchange for equity capital during the next 12 months.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS

4.	PREPAID EXPENSES

Prepaid expenses consist of the following as of March 31, 2012 and March 31, 2011:

	March 31, 2012	March 31, 2011
Rent paid in advance	$-	$43,900
Professional fees	-	14,590
Property taxes	-	650
Insurance	990	-
	$990	$59,140

5.	PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following as of March 31, 2012 and March 31 2011:

	March 31, 2012	March 31, 2011
Furniture and equipment	$2,538,823	$2,264,648
Leasehold improvements	88,040	78,543
Vehicles	5,500	-
	2,632,363	2,343,191
Less: accumulated depreciation	(1,389,748)	(884,933)
	$1,242,615	$1,458,258

Depreciation expense for the years ended March 31, 2012 and 2011 was $505,668 and $443,860, respectively.

6.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following as of March 31, 2012 and 2011:

	2012	2011
Accounts payable	$49,438	$654
Accrued payroll	304,859	218,865
Accrued payroll tax	76,396	57,676
	$430,693	$277,195
7.	INCOME TAXES

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740  requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, it is uncertain whether they will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. Accordingly, a valuation allowance equal to the deferred tax asset has been recorded. The total deferred tax asset is $740,500 which is calculated by multiplying a 35% estimated tax rate by the cumulative net operating loss (NOL) adjusted for the following items:

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS

7.     INCOME TAXES – (CONTINUED)

For the period ended March 31,	2012	2011
Book loss for the year	$(899,267)	$(595,605)
Adjustments:
Unpaid salaries	104,714	114,738
Tax depreciation under (over) book	(69,282)	(112,427)
Non-deductible stock compensation	-	12,500
Non-deductible portion of meals and entertainment	3,843	2,371
Non-deductible penalties	-	5,600
Tax loss for the year	(859,992)	(572,824)
Estimated effective tax rate	35%	35%
Deferred tax asset	$300,997	$200,488

The total valuation allowance is $740,500. Details for the last two periods are as follows:

For the period ended March 31,	2012	2011
Deferred tax asset	$740,500	$497,117
Valuation allowance	(740,500)	(497,117)
Current taxes payable	-	-
Income tax expense	$-	$-

Below is a chart showing the estimated corporate federal net operating loss (NOL) and the year in which it will expire.

Year	Amount	Expiration
2012	$301,000	2032
2011	$200,500	2031
2010	$284,500	2030

8.      STOCKHOLDERS’ EQUITY

Common Stock - The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock. As of March 31, 2011, all authorized shares were issued and outstanding.

On March 26, 2009, the date of inception, the Company issued 100,000,000 shares of common stock to the founding shareholders, valued at $0.021833 per share or $2,183,379 as consideration for equipment with a historical net book value of $2,205,365.  This equipment was initially purchased by a company owned by the founding shareholders of Meganet. In addition to the assets, the Company inherited a $50,000 debt to a former officer and net revenue of $28,014 to the former Meganet.

During the year ended March 31, 2010 the majority shareholder advanced $32,826 to the Company to fund operating expenditures.  Since there is no formal agreement between the Company and the majority shareholder that provides for repayment of the advance and the majority shareholder has indicated to the Company that there is no intent to be repaid the Company has classified the advance as an increase to additional paid-in capital.

During the year ended March 31, 2011 the Company received total cash consideration of $301,574 from shareholders of the Company. These funds were received when the president and CEO of the Company allowed other shareholders to buy some of his stock. The cash received has been accounted for as a contribution of capital  These shares were issued in connection with the exercise of options to acquire stock in the Company issued by a company owned previously by the founding shareholders of the Company.

MEGANET CORPORATION
NOTES TO FINANCIAL STATEMENTS
8.      STOCKHOLDERS’ EQUITY – (CONTINUED)

On February 16, 2011, the Company issued 25,000 shares of common stock valued at $0.50 per share or $12,500 as consideration for consulting services provided by an independent contractor.  Fair value was determined based on the value of the services received by the Company.

During the year ended March 31, 2011 the majority shareholder advanced $23,443 to the Company to fund operating expenditures.  Since there is no formal agreement between the Company and the majority shareholder that provides for repayment of the advance and the majority shareholder has indicated to the Company that there is no intent to be repaid the Company has classified the advance as an increase to additional paid-in capital.

During the year ended March 31, 2012 the majority shareholder contributed $252,210 in fixed assets.  Since there is no formal agreement between the Company and the majority shareholder that provides for payment for the contributed assets and the majority shareholder has indicated to the Company that there is no intent to be repaid the Company has classified the contribution as an increase to additional paid-in capital.  Fair value was determined based on the amortized cost basis of the fixed assets to the shareholder.

9.	OPERATING LEASE

Lease obligations – On January 1, 2010, the Company entered into a 60 month lease for its 10,000 square foot office space located in Las Vegas Nevada.  The lease required no security deposit and provides for monthly payments of $10,000.  The lease provides for a 60 month renewal period at the expiration to the lease period which the Company anticipates to exercise. In negotiating the lease, the lessor agreed to add approximately $250,000 in leasehold improvements to the property. In exchange, the lessor also agreed to change the rate terms from 120 months at $5,000  per month to 60 months at $10,000 per month.  The remaining aggregate lease payments under the operating lease for the facilities as of March 31, 2012 are as follows:

2013                                               $ 120,000
2014                                               $ 120,000
2015                                               $   90,000

Rental expense, resulting from operating lease agreements, for the years ending March 31, 2012 and 2011 respectively was $120,000 and $120,000.

6.	RELATED PARTY TRANSACTIONS

Officer loans – During the year ended March 31, 2012, the Company received net cash loans from the president in the amount  $135,029. As of  March 31, 2012 and March 31, 2011, the Company has received  total net loans  in the amount of $135,029 and $0, respectively. All amounts loaned to the Company are unsecured, non-interest bearing and due upon demand by the president.

In accordance with FASB ASC 835-30 “Imputation of Interest” interest has been imputed on all loans made to Company by the president. During the years ended March 31, 2012 and 2011, interest has been imputed and charged to additional paid-in capital in the amount of $5,641 and $0,  respectively.

Employment agreements – as of March 31, 2012 the Company had only one employment agreement  which was with the President and majority shareholder. The employment agreement stipulates that the President is to receive a base salary of $120,000 per annum. The agreement also contains a provision allowing for a commission to be paid equal to 10% of gross sales achieved by the President. The total expense related to this agreement was $129,168 and  $159,620 for the years ended March 31, 2012 and 2011, respectively. As of March 31, 2011, $304,859 of total compensation was unpaid and accrued in current liabilities.

The Company has accrued for unpaid payroll taxes related to these payroll expenses which amount to $76,396 as of March 31, 2012. These accruals do not include any interest or penalties related to the late status of these payments. Nonetheless, the Company anticipates that it will reasonably be able to negotiate the total past due amount of payroll taxes in order to effectively eliminate any penalties and interest.

7.	SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date through the issuance date of these financial statements in accordance with FASB ASC 855 and has determined there are no such events that would require adjustment to, or disclosure in, the financial statements.

Until February 7, 2013, (90 days after the commencement of this offering), all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.